As filed with the Securities and Exchange Commission on November __, 2004.

An Exhibit List can be found on page II-4.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONORAN ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	______	13-4093341
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

1 Berkeley Street, London, England, W1J 8DJ

44 (0) 20 7016 9452

 (Address and telephone number of principal executive offices)

Peter Rosenthal

Sonoran Energy, Inc.

1 Berkeley Street, London, England, W1J 8DJ

44 (0) 207 016 8801

 (Name, address and telephone number of agent for service)

Copies to:

Christopher H. Dieterich, Esq.

Dieterich & Associates

11300 West Olympic Blvd., Suite 800

Los Angeles, California 90064

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (2)	5,000,000	0.50	$ 2,500,000	$ 316.75
Common Stock, $.001 par value (3)	14,500,000	0.50	$ 7,250,000	$ 918.57
Common Stock, $.001 par value (4)	850,000	0.50	$ 425,000	$ 53.85
Common Stock, $.001 par value (5)	20,000	0.50	$ 10,000	$ 1.27
Common Stock, $.001 par value (6)	2,000,000	0.50	$ 1,000,000	$ 126.70
Total	22,370,000	0.50	$ 11,185,000	$ 1,417.14

        (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on November 22, 2004, which was $0.50 per share.

        (2) Represents shares underlying Standby Equity Distribution Agreement.

        (3) Represents shares underlying a convertible debenture that was issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement.

        (4) Represents shares underlying a compensation debenture that was issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement.

        (5) Represents shares of common stock issued as a fee to Newbridge Securities Corporation for acting as exclusive placement agent under the Standby Equity Distribution Agreement.

        (6)  Represents shares of common stock issued to BPR Energy as compensation for the oil field acquisition.

        The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER __, 2004

Sonoran Energy, Inc.

Up to 22,370,000 Shares of

Common Stock

        This prospectus relates to the resale by the selling stockholders of up to 22,370,000 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

        We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. All costs associated with this registration will be borne by us.

        Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol SNRN. The last reported sales price for our common stock on November 20, 2004, was $0.50 per share.

Investing in our common stock involves substantial risks.

See "Risk Factors," beginning on page 2.

        Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement.

        With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Sonoran Energy, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Sonoran," "we," "us," and "our" refer to Sonoran Energy, Inc.

Sonoran Energy, Inc.

        Sonoran Energy, Inc., formerly named Showstar Online.com Inc., was incorporated on July 14, 1995 in the State of Colorado as Cerotex Holdings, Inc. The stockholders of the Company approved a change in corporate domicile to Washington State, which became effective on September 15, 2000. Prior to June 2002 the company had developed software and an art site on the Internet. The project had to be discontinued due to lack of funding. On June 3, 2002 the Company changed its name to Sonoran Energy, Inc. and began the full transition to becoming an International independent oil and gas exploration and production company, developing and producing crude oil and natural gas. Sonoran's portfolio during the reporting period was comprised of assets located in Louisiana and California. Our operational focus is on property enhancement through developmental drilling, operating cost reduction, low-to-moderate risk exploration, asset redeployment and acquisitions of properties in the right circumstances.

        For the years ended April 30, 2004 and 2003, we incurred net losses of $4,829,250 and $1,070,591, respectively. We incurred net losses of $3,862,609 for the nine months ended January 31, 2004 and $495,694 for the nine months ended January 31, 2003. As of January 31, 2004, we had an accumulated deficit of $20,667,279. As discussed in the accompanying financial statements, our auditor believes these factors raise substantial doubt about our ability to continue as a going concern.

        Our principal executive offices are located at 1 Berkeley Street, London, England, W1J 8DJ and our telephone number is 44 (0) 20 7016 9452. We are a Washington corporation.

The Offering

Common stock outstanding before offering .............................................................................	26,035,531 shares
Common stock offered by selling stockholders .......................................................................	Up to 22,370,000 shares, based on current market prices and assuming full conversion of the convertible debenture. This number represents approximately 86% of our current outstanding stock and includes up to 5,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement and up to 14,500,000 shares of common stock underlying a convertible debenture. Assuming the conversion of the $425,000 principal amount debenture on November 30, 2004, and a conversion price of $0.50 per share, the number of shares issuable upon conversion of the convertible debenture would be 850,000. Further, in the event that we draw down $500,000 under the Standby Equity Distribution Agreement, which is the maximum permitted advance within a seven-day period, we would be required to issue 1,000,000 shares of common on November 30, 2004 based on a purchase price of $0.50 per share.
Common stock to be outstanding after the offering ................................................................	Up to 48,405,531 shares.
Use of proceeds..........................................................................................................................	We will not receive any proceeds from the sale of the common stock hereunder. We will receive proceeds from the sale of our common stock pursuant to the Standby Equity Distribution Agreement. See "Use of Proceeds" for a complete description.
OTCBB Symbol.............................................................................................................................	SNRN

RISK FACTORS

        Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock. We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

Risks Related To Our Business:

        We Have Incurred Losses for the Past Two Fiscal Years and Such Losses May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives. For the years ended April 30, 2004 and 2003, we incurred net losses of $4,829,250 and $1,070,591, respectively. We incurred net losses of $696,003 for the three months ended July 31, 2004 and $180,090 for the three months ended July 31, 2003. As of July 31, 2004, we had an accumulated deficit of $22,329,923. As discussed in the accompanying financial statements, these factors raise substantial doubt about our ability to continue as a going concern. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

        If we are not able to implement our business strategy, our business will be materially adversely affected. Our current revenues are derived from acquiring, developing and drilling oil and gas properties. We cannot assure you that we will be able to do this or that this strategy will be profitable. If we are not able to implement our business strategy in the oil and gas industry, our business and financial condition will be materially adversely affected.

        If we are not able to effectively manage our anticipated expansion and growth, our business and financial condition will be negatively affected. On October 18, 2004, we entered into an agreement with Cornell Capital Partners, L.P. to provide us up to $15 million in financing. We expect that our business operations will expand significantly with the proceeds from this financing and that with these proceeds, we expect to be able to implement our business strategy. While we have not experienced difficulties in the past with business expansions, any future growth in our business may place significant strain on our limited managerial and operational resources. We cannot assure you that we will be able to implement adequate controls over the risks associated with our planned expansion. If we are unable to effectively manage expanded operations, our revenues may not concurrently increase with rising costs of operations and our business will be negatively affected.

        If we are not able to compete effectively in the oil and gas market, our business strategy will fail. In the oil and gas market, we will face competition from major oil and gas entities, as well as new emerging companies. If we cannot offer competitive prices and quality of service our business could be materially adversely affected.

Risks Relating To Our Current Standby Equity Distribution Agreement:

        There Are A Large Number Of Shares Underlying Our Standby Equity Distribution Agreement That Are Being Registered In This Prospectus And The Sale Of These Shares May Depress The Market Price Of Our Common Stock. The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement in the amount up to $15,000,000 is likely to result in substantial dilution to the interests of other stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our company.

        The Continuously Adjustable Price Feature Of Our Standby Equity Distribution Agreement Could Require Us To Issue A Substantially Greater Number Of Shares, Which Will Cause Dilution To Our Existing Stockholders. Our obligation to issue shares upon receipt of an advance pursuant to the Standby Equity Distribution Agreement is essentially limitless. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $500,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing bid price as of November 22, 2004 of $0.50:

% Below Market	Price Per Share	With 0% Discount	Number of Shares Issuable	Percentage of Stock*

25%	$0.375	$0.375	1,333,333	5
50%	$0.25	$0.25	2,000,000	7.3
75%	$0.125	$0.125	4,000,000	13.6

*Based upon 26,035,531 shares of common stock outstanding prior to draw-down.

        As illustrated, the number of shares of common stock issuable in connection with an advance under the Standby Equity Distribution Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

        The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price And Materially Dilute Existing Stockholders' Equity And Voting Rights. In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are quoted on the Over-The-Counter Bulletin Board has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Equity Distribution Agreement we may request numerous drawdowns. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Standby Equity Distribution Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

        We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed. We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $500,000 per advance. Further, the Standby Equity Distribution Agreement limits Cornell Capital Partners' permitted ownership to 9.9% of our outstanding common stock.

Risks Related To Our Common Stock:

        Our Historic Stock Price Has Been Volatile And The Future Market Price For Our Common Stock Is Likely To Continue To Be Volatile. Further, the Limited Market For Our Shares Will Make Our Price More Volatile. This May Make It Difficult For You To Sell Our Common Stock For a Positive Return On Your Investment. The public market for our common stock has historically been very volatile. Since July 31, 2002, the market price for our common stock has ranged from $0.10 to $4.25 (See "Market for Common Equity and Related Stockholder Matters on page 11 of this Prospectus). Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. The average daily trading volume of our common stock over the past three months was approximately 3,500 shares. The last reported sales price for our common stock on November 22, 2004, was $0.50 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

        Our Common Stock Is Subject To The "Penny Stock" Rules Of The SEC And The Trading Market In Our Securities Is Limited, Which Makes Transactions In Our Stock Cumbersome And May Reduce The Value Of An Investment In Our Stock. The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

                *         that a broker or dealer approve a person's account for transactions in penny stocks; and

                *         the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

        In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

                *         obtain financial information and investment experience objectives of the person; and

                *         make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial  matters to be capable of evaluating the risks of transactions in penny stocks.

       The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

                *         sets forth the basis on which the broker or dealer made the suitability determination; and

                *         that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

        Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

        Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Forward-Looking Statements

        Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, L.P. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 100% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following the notice to advance funds date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We cannot draw more than $500,000 per advance during any seven-day calendar period.

        For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. Although we are able to draw down the full $15,000,000 pursuant to the Standby Equity Distribution Agreement, we anticipate only needing to draw down between $5,000,000 and $7,500,000. The table assumes estimated offering expenses of $40,000.

GROSS PROCEEDS in US Dollars	$5,000,000	$7,500,000	$12,500,000

NET PROCEEDS (AFTER OFFERING EXPENSES)	4,710,000	7,085,000	11,841,667

USE OF PROCEEDS:	AMOUNT	AMOUNT	AMOUNT

Sales & Marketing	300,000	500,000	750,000

Repayment of Indebtedness	1,500,000	1,500,000	1,250,000

Administrative Expenses, Including Salaries	1,000,000	1,500,000	2,083,334

General Working Capital	410,000	585,000	1,091,667

TOTAL	4,710,000	7,085,000	11,841,667

        Proceeds used for general working capital will be used to train additional employees that we intend to hire, to implement our plan of operating as an oil production business and to purchase additional revenue generating oil fields.

SELLING STOCKHOLDERS

        The following table presents information regarding the selling stockholders, including Cornell Capital Partners, L.P. BPR Energy, Inc. and Newbridge Securities Corporation. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

	Shares Beneficially Owned Prior to the offering		Shares to be Acquired Under Standby Equity Distribution Agreement/Convertible Debenture		Shares Beneficially Owned After the Offering
Name	Number(1)	Percent (1)	Number	Percent (1)	Number	Percent
Cornell Capital Partners, L.P. 101 Hudson Street, Suite 3606 (2) Jersey City, NJ 07302	2,567,565	0	5,000,000	13.4	0	0
Newbridge Securities Corporation 1451 Cypress Creek Road, Suite 204 Fort Lauderdale, FL 33309	20,000	0.1	0	0.05	0	0
Cornell Capital Partners, L.P. 101 Hudson Street, Suite 3606 (3) Jersey City, NJ 07302	850,000	2.6	850,000 Compensation Debenture (already acquired)	2.28	0	0
Cornell Capital Partners, L.P. 101 Hudson Street, Suite 3606 (4) Jersey City, NJ 07302	1,283,783	3.9	3,360,000	3.45	0	0
BPR Energy, Inc., PO Box 82067, Lafayette, Louisiana 70508 (5)	1,000,000 Preferred; or 2,000,000 Common	6.1	2,000,000 (conversion of Series A Preferred)	5.37	0	0
TOTAL	6,721,348	12.7	11,210,000	30.1	0	0

    * Less than 1%.

    (1) Applicable percentage ownership is based on 26,035,531 shares of common stock outstanding as of October 31, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of November 22, 2004 for each stockholder (6,721,348 shares). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 22, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

    (2) Assumes that all securities registered will be sold and that all shares of common stock underlying the convertible debentures and the Standby Equity Distribution Agreement will be issued, subject to the maximum permitted under the Standby Equity Distribution Agreement of 9.9% of our outstanding common stock, assuming full draw down under the agreement within the ensuing 60 days.

    (3) Represents shares underlying a convertible debenture that was issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement ($425,000 in value), up to the maximum permitted ownership under the convertible debenture of 4.99% of our outstanding common stock, assuming conversion.

    (4)  Represents shares underlying a series of  convertible debentures that were available to Cornell Capital Partners, L.P., upon execution of the Securities Purchase Agreement and acquisition of 2 separate convertible debentures pursuant to that agreement, in the aggregate amount of $1,680,000, subject to a limitation on ownership of 4.99% of our outstanding common stock assuming conversion.

    (5)  Represents common shares underlying the company's Series A convertible preferred stock, allowing for complete conversion into common stock by holders of all of the outstanding Series A preferred.

        The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our Company:

        Cornell Capital Partners, L.P. is the investor under the Standby Equity Distribution Agreement and a holder of a convertible debenture issued upon execution of the Standby Equity Distribution Agreement. Cornell Capital Partners is a private equity fund. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors and has voting control over the securities beneficially owned by Yorkville Advisors, LLC and Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:

                Standby Equity Distribution Agreement. On October 18, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 100% of the lowest volume weighted average price of the common stock as quoted on Bloomberg LP during the five consecutive trading days immediately following the notice date. We have agreed to pay Cornell Capital Partners, L.P.  5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We are registering in this offering 5,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement.

                Convertible Debenture (Compensation).  Upon execution of the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a commitment fee in the amount of $425,000, which was paid by the issuance of a convertible debenture in the principal amount of $425,000.  The convertible debenture has a term of three years, is non-interest bearing and is convertible into our common stock at a price per share of 120% of our trading price on the date of purchase or 100% of the average of the three (3) lowest volume weighted average daily closing prices of the Company's Common Stock, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the Conversion Date, whichever is lower.  We are registering 850,000 shares of common stock underlying these debentures.

                Convertible Debentures (Investment).  Upon execution of the Securities Purchase Agreement and the Standby Equity Distribution Agreement, Cornell Capital Partners purchase two convertible debentures, totaling $1,680,000.  These debentures have a term of three years, bear interest at 5% per year, and are convertible into our common stock at a price per share of 120% of our trading price on the date of purchase or 100% of the average of the three (3) lowest volume weighted average daily closing prices of the Company's Common Stock, as quoted by Bloomberg, LP, during the thirty (30) trading days immediately preceding the Conversion Date , whichever is lower.  We are registering 14,500,000 shares of common stock underlying these debentures.

                Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us to act as placement agent for the Standby Equity Distribution Agreement. Mr. Guy S. Amico, Newbridge Securities Corporation's President, makes the investment decisions on behalf of Newbridge Securities Corporation and has voting control over the securities beneficially owned by Newbridge Securities Corporation. For its services in connection with the Standby Equity Distribution Agreement, we agreed to issue Newbridge Securities Corporation 20,000 shares of common stock. These shares are being registered in this offering.

                BPR Energy, Inc.   BPR Energy is the holder of 1,000,000 shares of the company's Series A Preferred Stock, which is convertible into 2,000,000 shares of common stock, at the election of the holder, so long as the value of the company's shares on the conversion date is less than or equal to $7.50 per share.  Any increase in the value above $7.50 would result in fewer shares of common stock being issued upon conversion.  BPR Energy received these securities as a result of the sale of BPR's interest in the oil fields and leases located in Louisiana, which was consummated on January 31, 2004, and entitled the holder of the securities to registration rights should any other securities be registered.

Standby Equity Distribution Agreement

        Summary. On October 18, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Before entering into the Standby Equity Distribution Agreement with Cornell Capital Partners, we considered various alternative debt and equity financing arrangements with accredited investors and with institutional financing sources. Our Board of Directors decided that the Standby Equity Distribution Agreement was a preferable arrangement because we are not required to take the aggregate amount of the funds under the arrangement all at once. We believe that our products and services, once in production, will be sufficient to fund our future operations. However, with the Standby Equity Distribution Agreement, we have the option to obtain additional funds if needed.

        Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 100% of the lowest volume weighted average price of the common stock as quoted on Bloomberg LP during the five consecutive trading days immediately following the notice date. We have agreed to pay Cornell Capital Partners, L.P.   5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We are registering in this offering 5,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement. Upon execution of the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a commitment fee in the amount of $425,000, which was paid by the issuance of a convertible debenture in the principal amount of $425,000. The convertible debenture has a term of three years, is non-interest bearing and is convertible into our common stock at a price per share of 100% of the lowest closing bid price for the three trading days immediately preceding the conversion date. We are registering in this offering 850,000 shares of common stock underlying the debenture. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we agreed to issue Newbridge Securities Corporation 20,000 shares of our common stock, which are being registered in this offering.

        Standby Equity Distribution Agreement Explained. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after written notice of such a request, at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

        We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $12,500,000 or two years after the effective date of the accompanying registration statement, whichever occurs first.

        If any of the following conditions were to occur, Cornell Capital Partners' obligation to make an advance would permanently terminate:

                (a) If the effectiveness of the registration of the shares with the Securities and Exchange Commission becomes subject to a stop order or suspension for an aggregate of fifty  (50) trading days, other than due to acts of Cornell Capital Partners and unless the suspension is caused by the filing of a post-effective amendment to the registration statement; or

                (b) If we materially fail to comply with any of the following requirements and such failure is not cured within thirty (30) days after receipt of written notice from Cornell Capital Partners:

                        (i)    We must comply with all terms of the Registration Rights Agreement, which requires us to register the shares underlying the Standby Equity Distribution Agreement with the Securities and Exchange Commission;

                                (ii)   We must maintain our common stock's authorization for quotation on the Over-The-Counter Bulletin Board;

                                (iii)  We must maintain our common stock's registration under the Securities Exchange Act of 1934, as amended, and we must timely file all periodic reports and other documents that must be filed under the Securities Exchange Act;

                                (iv)  Within two (2) days after each advance notice date, we must deliver instructions to our stock transfer agent to issue shares of our common stock free of restrictive legends;

                                (v)   We must preserve and continue our corporate existence;

                                (vi)  We must immediately notify Cornell Capital Partners of any events that affect the registration statement covering the shares underlying the Standby Equity Distribution Agreement;

                        (vii)  Within ten (10) days after each calendar quarter has started, we must notify Cornell Capital Partners in writing our reasonable expectations as to the dollar amount  we intend to raise through advances under the Standby Equity Distribution Agreement;

                                (viii)  We are restricted from issuing or selling any equity securities without consideration or for a consideration per share less than the bid price of our common stock   immediately before issuance;

                                (ix)    We are restricted from issuing or selling any contracts or securities granting the holder of such contract or security the right to acquire shares of our common stock without consideration or for a consideration per share less than the bid price of our common stock immediately before issuance;

                                (x)     We are restricted from filing a registration statement on Form S-8 without prior written approval by Cornell Capital Partners upon fifteen (15) business days notice.

                                (xi)   We cannot effect any merger or consolidation with or into, or transfer all or substantially all of our assets to, another entity unless the successor or acquiring entity assumes by written instrument the obligations under the Standby Equity Distribution Agreement; and

                                (xii) The sale of shares under the Standby Equity Distribution Agreement must be made in compliance with any applicable securities laws.

        The amount of each advance is subject to an aggregate maximum advance amount of $500,000. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the Standby Equity Distribution Agreement.

        We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 23,437,500 shares of common stock in order to raise the maximum amount of $15,000,000 under the Standby Equity Distribution Agreement at a purchase price of $0.64.

        The following is an example of the amount of shares of our common stock issuable in connection with an advance of $500,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing bid price as of November 22, 2004 of $0.50:

% Below Market	Price Per Share	With 0% Discount	Number of Shares Issuable	Percentage of Stock*

25%	$0.375	$0.375	1,333,333	5
50%	$0.25	$0.25	2,000,000	7.3
75%	$0.125	$0.125	3,333,333	13.6

*Based upon 26,035,531 shares of common stock outstanding prior to offering.

        We are registering a total of 5,000,000 shares of common stock for the sale under the Standby Equity Distribution Agreement. The issuance of shares under the Standby Equity Distribution Agreement may result in a change of control. If all or a significant block of the shares underlying the Standby Equity Distribution Agreement are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the Standby Equity Distribution Agreement to the same purchaser.

        Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

        We expect to incur expenses of approximately $40,000 consisting primarily of professional fees incurred in connection with this registration. In addition, we agreed to issue 20,000 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

                * ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

                * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                * an exchange distribution in accordance with the rules of the applicable exchange;

                * privately-negotiated transactions;

                * short sales that are not violations of the laws and regulations of any state or the United States;

                * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

                * through the writing of options on the shares;

                * a combination of any such methods of sale; and

                * any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners is an "underwriter" as that term is defined under the Securities Exchange Act of 1933,as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of such acts. Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters." Accordingly, any commissions received by Cornell Capital Partners and such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol SNRN. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. Our common stock first began quotation on the Over-The-Counter Bulletin Board during the July fiscal quarter of 1998.  The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions, for the preceding two-year period.

QUARTER ENDING	HIGH BID	LOW BID
July 31, 2002 (1)	$0.15	$0.10
October 31, 2002	$0.24	$0.10
January 31, 2003	$0.18	$0.10
April 20, 2003	$0.34	$0.11
July 31, 2003	$0.44	$0.25
October 31, 2003	$0.51	$0.27
January 31, 2004	$4.25	$0.23
April 30, 2004	$3.75	$1.45
July 31, 2004	$1.86	$0.50

 October 31, 2004                                                                                                                               $1.35                                                                   $0.62

(1) The Company completed a 25 old for 1 new restructure of equity on May 29, 2002.

At October 31, 2004, the Company had 552 shareholders of record, and an unknown number of additional holders whose stock is held in "street name".  The transfer agent of our common stock is Nevada Agency Transfer and Trust.

Dividends

The Company has paid one dividend on its common shares in the past five years. In July 2003, the Company announced a 10% Unit dividend and warrant (one warrant for every 10 shares held) payable August 22, 2003 to shareholders of record on July 23, 2003.

Future dividends on the common shares, if any, will be dependent upon the Company's earnings, financial conditions and other relevant factors as determined by the Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended October 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	3,100,000	0.63	0

Total	3,100,000	0.63	0

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

        The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

        The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Results of Operations

Analysis of Operations

Results of Operations for the First Quarter Ended July 31, 2004 compared to the First Quarter Ended July 31, 2003:

REVENUES

Revenues were $31,282 for the quarter ending July 31, 2004 and $107,092 for the quarter ending July 31, 2003.  As mentioned above, we had minimal production from the Louisiana field in the first quarter this year versus a whole quarter's operation of the working interests acquired in 2003 which were sold in January 2004.

OIL AND GAS PRODUCTION COSTS

Oil and gas production costs were $135,707 for the quarter ending July 31, 2004 and $72,174 for the quarter ending July 31, 2003.  The operating expense was higher due to the costs of maintaining the 15,000 acre parcel which makes up the Louisiana property.  Management is currently reviewing the operating costs in detail to find areas in which to improve performance and lower costs.

DEPLETION, DEPRECIATION AND AMORTIZATION

Depletion, depreciation and amortization was $274 for the quarter ended July 31, 2004 compared to $33,080 for the quarter ended July 31, 2003. The current quarter reflects the depreciation on equipment only whereas last year's figure includes the depletion on the oil and gas properties held at that time but subsequently sold. The Company did not record any depletion expense on its unproved properties this quarter.

STOCK-BASED COMPENSATION

The Company issued 77,280 shares for $100,000, valued at the average market price for the 5 days prior to the agreement date, to a consulting firm that prepared information for investors and that can also be used for presentations to financial institutions.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased by $411,249 for the quarter ended July 31, 2004, when compared with the same period for 2003.  The Company now employs several experienced oil and gas personal and has had increases in travel expense due to entrance into the global market place.

Liquidity and Capital Resources

The Company believes that it will be able to source sufficient funds through new debt and equity in the next three quarters to develop its existing current assets and planned acquisitions so that these operations will be  sufficient to fund the anticipated liquidity and capital resource needs of the Company for the fiscal year ended April 30, 2005.  At the present time, Management feels that there are opportunities to enhance existing wells and discussions have been held regarding efforts to tap into possible reserves on the oil properties.

The Company is not a party to off-balance sheet arrangements and does not engage in trading activities involving non-exchange traded contracts.  In addition, the Company has no financial guarantees, or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of the Company's assets.  Management continues to examine various alternatives for increasing capital resources including, among other things, participation with industry and/or private partners and specific rework of existing properties to enhance production and expansion of its sales of crude oil and natural gas.

Foreign Currency Exposure

Sonoran is not exposed to fluctuations in foreign currencies relative to the U.S. dollar at this time but, as Sonoran expands its operations, it may begin to collect revenues from customers in currencies other than the U.S. dollar. Sonoran does not currently engage in any hedging activities.

The Year Ended April 30, 2004 Compared to the Year Ended April 30, 2003

REVENUES

Revenue was $291,297 for the year April 30, 2004 and $80,507 for the year April 30, 2003. The increase in revenue reflects the full production from the acquisitions made in late fiscal 2003 up to December 31, 2003 when the assets were sold plus 3 months revenue from the Louisiana property versus the limited production we had in 2003

OIL AND GAS PRODUCTION COSTS

Production costs were $293,363 for the year ended April 30, 2004 and $48,759 for the year ended April 30, 2003.  The increase in operating expense reflects the full operations of the acquisitions made in late fiscal 2003 up to November 30, 2003 at which time the working interests were sold, plus three months operating expenses which totaled $142,206 in the Louisiana property versus the limited production we had in 2003.

PROVISION FOR DEPLETION, DEPRECIATION AND AMORTIZATION

The provision for depletion, depreciation and amortization was $67,777 for the year ended April 30, 2004 compared to $40,386 for April 30, 2003 reflecting the increase in production year over year.

STOCK BASED COMPENSATION

The Company was able to use restricted stock as payment for various activities as discussed in Notes 2 and 4 , in Item 7 of this 10KSB, for bonuses to officers, payment for debt and consulting services associated with property acquisitions.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased substantially for the year ended April 30, 2004, when compared with the same period for 2003. The Company incurred increased legal expense as a result of the work needed on the acquisitions and sales of properties. General and Administrative expense includes the costs for Management services, personnel, Investor Relations, Audit, travel and office expenses. Given the move to a global operation with experienced oil and gas industry personal at higher salaries plus greatly increased travel expense was a contributor to the increased costs. Consultants were hired to assist the Company in searching for and getting introductions to potential acquisition projects as well as due diligence and geological reviews.

OTHER INCOME (EXPENSE)

The loss on disposal of Assets and bad debt expense are discussed in Notes 6 and 3 contained in Notes to the Financial Statements in Item 7 of this 10-KSB report.  The liability settlement gains arise from the Company being able to settle longer term debt from expense incurred prior to its entry into the oil and gas industry in 2003.

Off Balance Sheet Arrangements

         We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

        We consider all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. We maintain our cash in bank deposit accounts that may exceed federally insured limits. We have not experienced any losses in such accounts.

Allowance for doubtful accounts

        In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience. The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. Allowance for doubtful accounts is $155,000 and $0 for the years ended December 31, 2003 and 2002, respectively.

Property & Equipment

        Capital assets are stated at cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-lived assets

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, we believe that, as of December 31, 2002, there were no significant impairments of our long-lived assets.

Revenue Recognition

        Revenue is recognized when earned. Our revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. We recognize revenue from telecommunications and Internet services as services are provided; we recognize sales from equipment when title transfers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Cost of sales includes the cost of equipment sold and the cost of capacity for Internet and wholesale minutes associated with the revenue recognized within the corresponding time period.

Issuance of shares for service

        We account for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Income taxes

        Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair value of financial instruments

        Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that we disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

        Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share." SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Loss

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There were no items of comprehensive income during 2003 and 2002, accordingly, a Statement of Comprehensive Loss is not presented.

Recent Pronouncements

        On May 15 2003, the FASB issued FASB Statement No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on our financial position or results of operations or cash flows.

        In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. We do not hold any variable interest entities.

DESCRIPTION OF BUSINESS

GENERAL BUSINESS DESCRIPTION

Overview

Sonoran Energy, Inc. (the "Company", "Sonoran" and sometimes "we," "us," "our" and derivatives of such words), formerly named Showstar Online.com Inc., was incorporated on July 14, 1995 in the State of Colorado as Cerotex Holdings, Inc. The stockholders of the Company approved a change in corporate domicile to Washington State, which became effective on September 15, 2000. Prior to June 2002 the company had developed software and an art site on the Internet. The project had to be discontinued due to lack of funding. On June 3, 2002 the Company changed its name to Sonoran Energy, Inc. and began the full transition to becoming an International independent oil and gas exploration and production company, developing and producing crude oil and natural gas. Sonoran's portfolio during the reporting period was comprised of assets located in Louisiana and California. Our operational focus is on property enhancement through developmental drilling, operating cost reduction, low-to-moderate risk exploration, asset redeployment and acquisitions of properties in the right circumstances.

General

During the period from May 2001 to April 2002, Sonoran Energy, Inc. had been searching for a merger partner, buyer or a combination thereof to ensure the Company's continued operations. In April 2002, management was presented with an opportunity to acquire a minority working interest in two California oil and gas properties. Further reviews and meetings resulted in the Company management deciding to enter the oil and gas industry and, in May 2002, we closed on one of the properties.

Following the corporate name change and repositioning, Sonoran Energy began an aggressive program to build itself into a promising junior oil and gas producer, purchasing additional oil and gas properties in July and December 2002 and then again in April 2003.

During the fiscal year ending 2004 the Company has undergone major changes in terms of the Board of Directors and Management Team. Sonoran has been transformed from a small US-focused oil and gas entity into an independent oil and gas company with both International and Domestic interests through its expansion internationally, which includes pursuing opportunities in the Middle East, North Africa and the Caspian. The Company sold certain small properties within the US and acquired 100% working interests in 6 producing fields located in Rapides, Livingstone, Vernon and Beauregard Parishes in Louisiana. Sonoran has begun discussions and negotiations for acquisition of both US and non -US based properties.

Sonoran operates in a highly competitive industry wherein many companies, from large multinational organizations to small independent producers, are competing for a finite amount of oil and gas resources.

Sonoran acquires interests in land and producing properties through acquisition or joint ventures with other oil and gas companies. Sonoran drills and/or operates oil or gas wells in efforts to discover and/or produce oil and gas. Crude oil and natural gas produced from these properties are sold to various purchasers and pipeline companies. Sonoran's interests in these properties will vary depending on the working interest and net revenue interest availability through the acquisition or joint venture.

DESCRIPTION OF BUSINESS - OIL AND GAS OPERATIONS

EXPLORATION AND DEVELOPMENT

Sonoran operates in a highly competitive industry wherein many companies, from large multinational companies to small independent producers, are competing for a finite amount of oil and gas resources. The Company seeks out properties to explore for oil and gas by drilling and also seeks out producing oil and gas properties that can be purchased and operated. Management will continue to review its existing properties for possible additional reserves, new well possibilities and upgrades to production facilities.

OIL AND GAS PRODUCTION OPERATIONS

Sonoran has various working interests in 10 producing wells covering 6 producing fields within various counties in the State of Louisiana. All of these properties are capable of producing oil or natural gas, although none of these properties are considered profitable under existing economic conditions. During fiscal 2004, the Company owned working interests in 6 leases within California which were sold in January 2004. Production operations, conducted by third party operators, consist of the daily pumping of oil from a well(s) into tanks, maintaining the production facilities both at the well and tank settings, and preparing and shipping the crude oil to buyers. Daily operations differ from one property to another, depending on the number of wells, the depth of the wells, the gravity of the oil produced and the location of the property. All of Sonoran's oil production is classified as primary recovery production at this time; although certain properties may be conducive to secondary recovery operations in the future, depending on the prevailing price of oil. Gas production and sales are similarly accomplished through third parties.

Primary recovery of oil and gas is by means of natural flow(s) or artificial lift of oil and gas from a single well bore. Natural gas and petroleum fluids enter the well bore by means of reservoir pressure or gravity; fluids and gases are moved to the surface by natural pressure or by means of artificial lift.

Sonoran currently contracts for operational support (contract operator) with recognized operating companies within the area of operation. The contract operator will enter into additional contracts for field level personnel (i.e., pumpers, rig crews, roustabouts and equipment operators) that perform basic daily activities associated with producing oil and gas. Daily operations include inspections of surface facilities and equipment, gauging, reporting and shipping oil, and routine maintenance and repair activities on wells, production facilities and equipment. In the event operations are controlled by a Joint Venture agreement, the operator nominated within the Joint Venture agreement will contract necessary field personnel.

In an attempt to increase oil and gas production, Sonoran participates in new wells or re-drills existing wells on properties in which Sonoran has acquired interests through acquisition or joint ventures as described above. Sonoran utilizes the services of outside drilling contractors for drilling new wells and redrilling existing wells. Maintenance and repairs of existing wells to maintain or increase oil and gas production are also carried out by contractors. Economic factors associated with the price of oil and gas and the productive output of wells determine the commerciality of the wells and consequently determine the number of active wells the Company participates in.

MARKETING OF CRUDE OIL AND NATURAL GAS

The Company sold all of its crude oil, through its operating partner, Longbow LLC, to Pacific Marketing and Transportation LLC until January 31, 2004 when the working interests were sold. The Company had an industry standard Joint Operating Agreement with Longbow LLC on all of its oil properties. Longbow, as the operator, has a Crude Oil Purchase Contract that provides for the pick-up of oil and the sale of that oil at the current average monthly price less $1.00. Sonoran is not a signatory to the agreement with Pacific Marketing and Transportation LLC. Gas sales were also done through short term month to month contracts with various buyers at market prices.

Crude oil from the Louisiana properties is sold to Texon LP under the terms of a contract between BPR Energy and Texon LP effective from February 1, 2004 through to August 31, 2004, and month to month thereafter. The crude oil sold is referenced as South Louisiana sweet crude oil and the value obtained is calculated on a defined formula using Koch Supply & Trading, L.P.'s posted price for West Texas/New Mexico Intermediate crude oil, adjusted for various factors. For the year ending April 30, 2004 the average value realized for oil was $37.70/bbl.

Natural gas sold from the Louisiana properties is sold under the terms of the Gas Sales contract between BPR Energy Inc. and Duke Energy Field Services, LP. entered into in January 1, 2001 and covering a period of five (5) years. The value obtained for any gas sold is referenced as 90% of a defined "Index Price" less any applicable treating and compression fees. For the year ending April 30, 2004 the average value realized for the gas was $6.81/mcf.

We will continue to sell our current production under the terms of the above reference contracts. However, We will also continue to monitor and review these contracts to ensure that the best value for our production is being achieved.

RISKS, COMPETITION AND INDUSTRY CONDITIONS

The profitability of the Company's operations depends primarily on the production of oil and gas in commercially profitable quantities. Oil and gas properties often fail to provide a return sufficient to repay the substantial sums of money required for their acquisition, exploration and development. The acquisition, exploration and development of oil and gas properties is a highly competitive business. Many entities with which the Company competes have significantly greater financial and staff resources. Such competitive disadvantages could materially and adversely affect the Company's ability to acquire new properties or develop existing properties.

The oil and gas industry, in general, has been adversely affected by several factors beyond the Company's control, including unstable oil and gas prices, uncertainty regarding the effect of pricing agreements and production quotas and allocations established by the Organization of Petroleum Exporting Countries, political instability in the Middle East and the status of ever-changing federal and state legislation and regulation. Given the uncertainty of international and domestic political actions and their impact on the energy markets, it is difficult, if not impossible, to predict the price or market situation for any oil or gas which is currently owned or which could be developed by the Company. Depressed oil and gas prices or significant curtailment in the Company's oil and gas production from its better properties would have a material adverse effect on the Company's operations.

REGULATIONS

In the United States, legislation affecting the oil and gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, numerous federal, state and local departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. These laws and regulations have a significant impact on oil and gas drilling, gas processing plants and production activities, increase the cost of doing business and, consequently, affect profitability. Inasmuch as new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, Sonoran is unable to predict the future cost or impact of complying with these laws and regulations. Sonoran considers the cost of environmental protection a necessary and manageable part of its business. Sonoran has been able to plan for and comply with new environmental initiatives without materially altering its operating strategies.

 Exploration and Production. Sonoran's operations are subject to various types of regulation at the federal, state and local levels. These regulations include requiring permits for the drilling wells; maintaining prevention plans; submitting notification and receiving permits relation to the presence, sue and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface plugging and abandoning of wells and the transporting of production. Sonoran's operations are also subject to various conservation matters, including the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition state conservation laws establish maximum rates of production oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas Sonoran can produce from its wells and to limit the number of wells or the locations at which Sonoran can drill.

Environmental. Our exploration, development, and production of oil and gas, including our operation of saltwater injection and disposal wells, are subject to various federal, state and local environmental laws and regulations. Such laws and regulations can increase the costs of planning, designing, installing and operating oil and gas wells. Our domestic activities are subject to a variety of environmental laws and regulations, including but not limited to, the Oil Pollution Act of 1990 ("OPA"), the Clean Water Act ("CWA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act ("CAA"), and the Safe Drinking Water Act ("SDWA"), as well as state regulations promulgated under comparable state statutes. We are also subject to regulations governing the handling, transportation, storage, and disposal of naturally occurring radioactive materials that are found in our oil and gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for cleanup of pollution.

Under the OPA, a release of oil into water or other areas designated by the statute could result in the company being held responsible for the costs of remediating such a release, certain OPA specified damages, and natural resource damages. The extent of that liability could be extensive, as set forth in the statute, depending on the nature of the release. A release of oil in harmful quantities or other materials into water or other specified areas could also result in the company being held responsible under the CWA for the costs of remediation, and civil and criminal fines and penalties.

CERCLA and comparable state statutes, also known as "Superfund" laws, can impose joint and several and retroactive liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions, and entities that arrange for the disposal or treatment of, or transport hazardous substances found at the site. Although CERCLA, as amended, currently exempts petroleum, including but not limited to, crude oil, gas and natural gas liquids from the definition of hazardous substance, our operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA. Furthermore, there can be no assurance that the exemption will be preserved in future amendments of the act, if any.

RCRA and comparable state and local requirements impose standards for the management, including treatment, storage, and disposal of both hazardous and nonhazardous solid wastes. We generate hazardous and nonhazardous solid waste in connection with its routine operations. From time to time, proposals have been made that would reclassify certain oil and gas wastes, including wastes generated during drilling, production and pipeline operations, as "hazardous wastes" under RCRA which would make such solid wastes subject to much more stringent handling, transportation, storage, disposal, and clean-up requirements. This development could have a significant impact on our operating costs. While state laws vary on this issue, state initiatives to further regulate oil and gas wastes could have a similar impact.

Because oil and gas exploration and production, and possibly other activities, have been conducted at some of our properties by previous owners and operators, materials from these operations remain on some of the properties and in some instances require remediation. In addition, in certain instances we have agreed to indemnify sellers of producing properties from which we have acquired reserves against certain liabilities for environmental claims associated with such properties. While we do not believe that costs to be incurred by us for compliance and remediating previously or currently owned or operated properties will be material, there can be no guarantee that such costs will not result in material expenditures.  Additionally, in the course of our routine oil and gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and we incur costs for waste handling and environmental compliance. Moreover, we are able to control directly the operations of only those wells for which we act as the operator. Management believes that the company is in substantial compliance with applicable environmental laws and regulations.

We do not anticipate being required in the near future to expend amounts that are material in relation to our total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance. There can be no assurance that more stringent laws and regulations protecting the environment will not be adopted or that we will not otherwise incur material expenses in connection with environmental laws and regulations in the future.

Occupational Health and Safety. Sonoran is also subject to laws and regulations concerning occupational safety and health. Due to the continued changes in these laws and regulations, and the judicial construction of many of them, Sonoran is unable to predict with any reasonable degree of certainty its future costs of complying with these laws and regulations. Sonoran considers the cost of safety and health compliance a necessary and manageable part of its business. Sonoran has been able to plan for and comply with new initiatives without materially altering its operating strategies.

 Sonoran is subject to certain laws and regulations relating to environmental remediation activities associated with past operations, such as the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Such accruals primarily include estimated costs associated with remediation. Sonoran has used discounting to present value in determining its accrued liabilities for environmental remediation or well closure, but no material claims for possible recovery from third party insurers or other parties related to environmental costs have been recognized in Sonoran's financial statements. Sonoran adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates must be adjusted to reflect new information.

TAXATION

The operations of the Company, as is the case in the petroleum industry generally, are significantly affected by federal tax laws. Federal, as well as state, tax laws have many provisions applicable to corporations which could affect the future tax liability of the Company.

ENVIRONMENTAL

The Company's activities are subject to existing federal and state laws and regulations governing environmental quality and pollution control. These laws may require the acquisition of permits relating to certain ongoing operations, for drilling, emissions, waste water disposal and other air and water quality controls. In view of the uncertainty and unpredictability of environmental statutes and regulations, the Company cannot ensure that such laws and regulations will not materially and adversely affect the business of the Company. The Company does not anticipate any material effect on its capital expenditures or earnings as the result of governmental regulations, enacted or proposed, concerning environmental protection or the discharge of material into the environment. The Company is actively pursuing an ongoing policy of upgrading and restoring older properties to comply with current and proposed environmental regulations.

COMMITMENTS AND CONTINGENCIES

Sonoran is liable for future restoration and abandonment costs associated with its oil and gas properties. These costs include future site restoration, post closure and other environmental exit costs. The costs of future restoration and well abandonment have not been determined in detail. State regulations require operators to post bonds that assure that well sites will be properly plugged and abandoned. Each state in which Sonoran operates requires a security bond varying in value from state to state and depending on the number of wells that Sonoran operates. Management views this as a necessary requirement for operations within each state and does not believe that these costs will have a material adverse effect on its financial position as a result of this requirement.

OTHER

The Company employed 3 contract people as of April 30, 2004, who were office and administrative personnel. As of 30 April, 2004 Sonoran currently contracts for operational support (contract operator) with recognized operating companies within the area of operation. The contract operator will enter into additional contracts for field level personnel (i.e., pumpers, rig crews, roustabouts and equipment operators) that perform basic daily activities associated with producing oil and gas. Daily operations include inspections of surface facilities and equipment, gauging, reporting and shipping oil, and routine maintenance and repair activities on wells, production facilities and equipment. In the event operations are controlled by a Joint Venture agreement, the operator nominated within the Joint Venture agreement will contract necessary field personnel.

All of the Company's revenues during 2004 were derived from domestic sources.

The Company does not have any patents or trademarks, and it does not believe that its business or operations are dependent upon owning any patents or trademarks.

DESCRIPTION OF PROPERTY

(a) DESCRIPTION OF PROPERTY

The principal assets of the Company consist of proven and unproven oil and gas properties along with oil and gas production related equipment acquired as part of the leases.

BVR Prospect

During January, 2004, Sonoran acquired interests in ten (10) production wells completed in the Austin chalk located in Beauregard, Vernon, Rapides and Livingston Parishes in Louisiana from BPR Energy Inc. In addition to these ten (10) wells, Sonoran also acquired interests in four (4) associated salt water disposal wells. Of the ten(10) production wells, only three (3) were producing at the time of the acquisition, with production only being undertaken to maintain and hold the lease position.

Eight (8) of the production wells have a100% working interest ("WI") and 73% Net Revenue Interest ("NRI") with a reversionary interest of 87% WI and 63.5% NRI after recovery of any capital investment necessary to enhance the production form the wells. The remaining two (2) wells have a working interest of 100% WI and an NRI 65% with a reversion of 77.5% WI and 50.4% NRI under the same conditions.

Reserves:

While three of the wells produced during the period, this was to maintain the lease position and the analysis of these wells gave no economic Proved Developed Producing reserves and no reserves were therefore allocated to this category.

25 Hill Prospect

During January 2004, the Company has also contracted for the right to participate in the 25 Hill Prospect up to a 50 % W.I. depending on Sonoran's capital contribution to development of the property and the drilling of oil and gas wells on the property. This contract has a cancellation provision if development is not undertaken and Sonoran exercised that right on August 5, 2004.  The Company rescinded the transaction in August 2004 as it felt there were better opportunities available.

b) OIL AND GAS PROPERTIES

The Company began acquiring properties in May of 2002, and prior to May 2002, the Company was not involved in the Oil and Gas Industry, therefore all years prior to 2003 are shown as zero.

The producing wells on the properties were not operating profitably at April 30, 2004.  In addition, it has been estimated in the engineering reserve reports that the Company would have to expend approximately $5 million in development costs to economically extract proven reserves on the properties.  Because the Company as at April 30, 2004 cannot fund or show committed financing for the required development costs, the reserves cannot be classified as proven reserves and are shown as zero in the following table.

	Crude Oil (BBLS)	Natural Gas (MCF)
Proved Non-Producing (PDNP)	0	0
Proved Undeveloped (PUD)	0	0
Total Proven	0	0

The Company's estimated future net recoverable oil and gas reserves, noted above, have not been filed with any other Federal authority or agency.

Sonoran's net share of oil and gas wells and acreage after royalty and other working interests for the past five years ending April 30, were as follows:

	2004		2003		2002
	Gross	Net	Gross	Net
Productive Wells
Oil	10	10	23	11	0
Gas	0	0	27	4	0

Acreage
Oil - Developed	15,000	0	162	83	0
- Undeveloped		0	111	58	0
	15,000	0	273	141	0

Gas - Developed	0	0	2,186	169	0
- Undeveloped	0	0	1,433	131	0
	0	0	3,619	300	0

Sonoran did not participate in the drilling of any new wells on any property that they had a working interest in during fiscal 2004.

Sonoran's average sales prices per barrel or per MCF of crude oil and natural gas, respectively, and production costs per equivalent barrel (gas production is converted to equivalent barrels at the rate of 6 MCF per barrel, representing the estimated relative energy content of gas to oil) for the past five years ending April 30, were as follows:

	2004	2003	2002
Sales price:
Crude oil	$ 24.93	$ 24.87	$ n/a

Natural gas	$ 5.16	$ 4.99	$ n/a

Production costs	$ 26.75	$ 10.80	$ n/a

The average selling price of Sonoran's crude oil at April 30, 2004, was approximately $35.70 per barrel and the average selling price of Sonoran's gas at April 30, 2003, was approximately $6.81 per MCF.  The high production costs reflect the high maintenance costs on the Glide property which has been sold and minimal production off the Louisiana properties for the quarter the Company owned the property.

Legal Proceedings

        The Company has been named as a defendant in a lawsuit filed against Savingsplus Internet Inc. by a director of Savingsplus for failure to repay a $35,000 loan to the director's company (Korker Diversified Holdings). The Company had contemplated an investment in Savingsplus Internet, Inc. that was never consummated. The Savingsplus Director who filed suit was owed money by Savingsplus and, Management believes, may have felt that Sonoran's possible investment would have been the basis for his repayment. The original claim was filed in the British Columbia Supreme Court as Registry No. S004571 on August 23, 2000. Sonoran has retained counsel and filed a reply to the suit as of April 30, 2001. There was no contact with the other party until April 2002 when the Company was informed the other party wished to proceed and in July 2002 told that they had increased their claim by about $190,000. Subsequent submissions by Korker have reduced the claim and Sonoran has held an examination for discovery of Korker's officers. In April/May 2003 Korker attempted to schedule a Summary Trial of the matter but adjourned after receipt of Sonoran's affidavits. Counsel for Korker has made numerous requests for information which should be apparent from the materials already prepared. Sonoran has invited Korker's counsel to conduct an examination for discovery but to this date this has not occurred. No new date has been set for the Summary Trial although all necessary materials have been prepared. At this time, it appears, from the pleadings filed in this case, that the total amount claimed by the Plaintiff is $60,400 (Canadian) with interest dating from June 30, 2000. If all interest and principal are returned and no other parties contribute to the payment, then the total sum, after conversion into U.S. dollars, would apparently be $58,266 as of April 30, 2004.  The Company supplied additional information to Korker's counsel in May 2003 and we've had no further contact since then.

        The Company has been named as defendant in a lawsuit filed by Longbow, LLC for approximately $185,000, representing their estimate of their share of the profit on the sale of the Company's working interests in the Keystone, Glide and Merzonian leases. This lawsuit was filed in the California Superior Court, Kern County (Case Number S-1500-CV-252398, SPC).  Longbow is using a liberal interpretation of the purchase agreements in order to claim a percentage of the proceeds of Sonoran's sale of its working interests to Harvest Worldwide.  Sonoran has filed a cross-complaint seeking monetary damages and a judicial interpretation of the "sale-for-profits" clause. Contemporaneously, Harvest Worldwide, the entity to which Sonoran sold these interests, has filed suit against Longbow for withholding distributions and to remove them as the "operator" of the leases.  In response, Longbow filed a cross-complaint in that action against Sonoran.  All three parties are now fully engaged in the case.  Sonoran intends to vigorously defend itself against the Longbow claims and to pursue its claims against both Longbow and Harvest.  It is management's view that Longbow will not prevail in their action and Sonoran will prevail on its cross-complaint.

        The Company has been named in a lawsuit filed August 25, 2004 (Case no. S-1500-CV-253638 RIA) by John Howe and Brad Califf concerning their short lived consulting/employment agreements with respect to stock options contained in the agreements.  At issue is 550,000 options per individual with an exercise price of $.30 should the terminations of the agreements be without cause.  It is management's opinion that the case bears little merit as the options were dependant on time served which was scant at best.  Likely exposure is 500,000 options at $.30 per share, plus attorney's fees.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Current Position/Office	Position Held Since
Peter Rosenthal	42	Director/President/CEO	2004
Rasheed Rafidi	37	Director/CFO	2004
Russ Costin	60	Director/Controller	2000
Christopher Pitman	45	Director	2003
Mehdi Varzi	58	Director	2003
Charles Waterman	65	Director	2003

Note: All the directors must stand for election at this years Annual General Meeting.

PETER ROSENTHAL, CHAIRMAN, CEO, PRESIDENT, DIRECTOR

Prior to joining Sonoran Energy, Inc Peter held the position of General Manager - Aberdeen Operations with Amerada Hess Corporation Prior to joining Amerada Hess Ostenfeld-Rosenthal worked for Elf Petroleum Norge, as a Specialist Engineer, Project Manager and Implementation Superintendent from 1993 to 1997. Previous to that he was a consulting engineer assisting with the development of new concepts for floating Oil & Gas facilities, developing technical and commercial proposals for clients such as Chevron, Mobil and Shell, and project management of various projects, mainly within structural reliability and risk analysis (both technical and financial).

RASHEED RAFIDI, DIRECTOR, CFO

Mr. Rafidi. Rasheed has previously served as Managing Director of "Precise Business Consulting" in Amman, Jordan (2002 to 2004). PBC is a certified consulting firm providing conglomerate and professional financial and management advisory services specializing in mergers and acquisitions, company valuations, private equity placements, financial analysis and reporting, strategic planning and internal auditing. Rafidi has some 14 years' of professional experience as a consultant and CFO for national and international corporations including serving as CFO for an oil and gas procurement company (1997 to 2001) as well as a tobacco manufacturing company (2001 to 2002). Rasheed has obtained his bachelor's degree in Business Administration from the University of Toledo in the USA. In addition, Rasheed holds the following financial certifications: Certified Public Accountant (CPA), Certified Valuation Analyst (CVA), Certified Management Accountant (CMA), Certified in Financial Management (CFM), Certified Internal Auditor (CIA), and Certified Investment and Derivatives Auditor (CIDA).

RUSS COSTIN, DIRECTOR, CONTROLLER

Russ is a Certified General Accountant in the Province of British Columbia and has served in a variety of accounting and management positions in the forest industry. In mid 1989, he chose to join a Tax Preparation firm to further his knowledge of business and personal taxes as well as working with start-up businesses. In June 1994, Mr. Costin started up his own public practice to provide tax, accounting and consulting services to businesses and private citizens. On June 1, 1999, he joined Showstar as Controller and provided a variety of administrative functions such as CFO (July 11, 2000 to Present) and Corporate Secretary (from October 2, 2000) and now continues to provide the same support to the CEO through the transition into the oil and gas sector. Other than the previous years with Sonoran, Mr. Costin has had no prior experience in the petroleum industry.

CHRISTOPHER PITMAN, DIRECTOR

Mr. Pitman has extensive international oil and gas energy sector experience gained through working with oil companies, private equity investors, governments, investment banks and funding agencies. A permanent advisor to the World Bank, Mr. Pitman has also been retained as non-executive director and as a senior advisor at the board level to both private and public energy and investment companies actively involved in international mergers and acquisitions (1988 to Present). From 2003 to the present, he has been president of the largest worldwide seismic company PGS Equity Investments and is responsible for PGS's equity interests in several oil and gas companies and arranging financial structures with outside investors.

MEHDI VARZI, DIRECTOR

Mr. Varzi established Varzi Energy as an independent oil and gas consultancy in June 2001 after a 33-year career spanning oil, diplomacy and international finance. From 1982 - 2001, Mr. Varzi worked in the City of London, first as an oil consultant, specializing in OPEC and international oil market developments from 1982-1986 with stockbrokers Grieveson Grant; then as a Director of Energy Research with Kleinwort Benson (1986-1995), and then in the same position with Dresdner Kleinwort Wasserstein (1995-2001), retiring as Managing Director of Energy Research in 2001. From 1972-1981, Mr. Varzi served in the Iranian Ministry of Foreign Affairs, and was posted to the Iranian Embassy in Ankara from 1977-1981. From 1968-1972, Mr. Varzi served as a Senior Analyst in the International Affairs Section of the National Iranian Oil Company. Mr. Varzi regularly conducts briefings on world oil issues for private and state oil and gas companies and is currently involved in a number of oil and gas projects in the Middle East.

CHARLES WATERMAN, DIRECTOR

Mr. Waterman is the Chief Executive Officer and founding member of Jefferson Waterman International, a Washington, DC-based consultancy that advises clients on political, economic and military trends worldwide. Waterman has held several leading positions within the U.S. Central Intelligence Agency and as National Intelligence Officer in the Middle East (1963 to 1985), Mr. Waterman coordinated the intelligence input to policy deliberations in the Near East and South Asia. As a member of the Foreign Service, he spent many years living and working overseas in Kuwait, Cairo, Beirut, Amman and Jiddah. A recognized expert in the Middle East and the former Soviet Union, Mr. Waterman has extensive knowledge of the defense and petroleum industries, and has published extensively in foreign affairs journals.

        All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We do not compensate our directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. We do not have any standing committees at this time.

        None of our directors, officers, affiliates or promoters has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

Audit Committee Financial Expert

The entire Board of Directors of Sonoran Energy, Inc. serves as the Company's Audit Committee.  As of April 30, 2004, our Board of Directors has  designated two audit committee financial experts as that term is defined in Item 401(e)(2) of Regulation S-B.  Russ Costin and Rasheed Rafidi serve as the audit committee financial experts for the Company.  Neither Costin nor Rafidi are independent directors.

Code of Ethics

We have adopted a "Code of Ethics for Directors, Officers and Employees", a code of ethics that applies to all employees, including our executive officers. A copy of our Code of Ethics for Directors, Officers and Employees is filed with the Securities and Exchange Commission as Exhibit 14.1 to this annual report. In the event that we make any amendments to, or grant any waivers of, a provision of the Code of Ethics for Directors, Officers and Employees that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore on a Form 8-K or on our next periodic report.

EXECUTIVE COMPENSATION

        The following table sets forth the aggregate annual remuneration of Sonoran's Chief Executive Officer and the other executive officers whose annual salary and bonus exceeded $100,000 in the fiscal year ended April 30, 2004 (collectively, the "named executive officers"), and for the fiscal years ended April 30, 2004 and April 30, 2003, the Company's most recent and only meaningful fiscal years. All amounts are in U.S. dollars unless otherwise noted.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other	Restricted Stock	Options	All Other Compensation

Peter Rosenthal	2004	$350,000(1)	0	0	1,050,000	250,000	0
Director/CEO/President	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

Paul Bristol	2004	$46,849(1)	$600,000(2)	0	0	0	0
Former CEO	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

Rasheed M. Rafidi	2004	$250,000	0	0	400,000*	250,000	0
CFO	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

Ala Amine Nuseibeh	2004	$250,000	0	0	400,000*	250,000	0
Vice-President	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

David Mackertich	2004	$250,000	0	0	350,000*	0	0
Vice-President	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

Bill McFie	2004	$250,000	0	0	350,000*	0	0
Vice-President	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

Russ Costin	2004	$60,000	0	0	188,849	250,000	0
Financial Controller	2003	36,000	0	0	0	1,200,000	0
	2002	36,000	0	0	0	150,000	0

Christopher Pitman	2004	0	0	0	50,000*	250,000	0
Director	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

Mehdi Varzi	2004	0	0	0	50,000*	250,000	0
Director	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

Charles Waterman	2004	0	0	0	50,000*	250,000	0
Director	2003	n/a	n/a	n/a	n/a	n/a	n/a
	2002	n/a	n/a	n/a	n/a	n/a	n/a

John Punzo	2004	$ 100,000(1)	0	180,000(1)(2)	0	1,000,000	0
Former CEO	2003	$120,000(1)	0	0	2,500	1,500,000	0
	2002	$82,488(1)	0	0	0	0	0

*  Shares authorized as compensation but not as yet issued, as these compensation shares vest over the 12-month service period, commencing May, 2004.

(1) Payment was made in Cash and debt

(2) Original contractual payment, which has been renegotiated such that the actual amount of pay, following severance, will be approximately $150,000, payable on or before December 31, 2004

Executive Employment Agreements

    To date, the company has not formalized its employment agreements with its executive officers in written format, however the salaries shown above are the negotiated agreements with each of the respective officers, and, as of November 22, 2004, no change in those salaries is anticipated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended April 30, 2004, the Company incurred operational and administrative expenses to a company managed by its then president and CEO, totaling $113,332.  The amount was unpaid as of April 30, 2004 and is included in the accompanying consolidated financial statements as "indebtedness to related party".

During the last quarter of the year ended April 30, 2004, the Company incurred $110,384 in joint interest billings to BPR Energy, Inc. as a result of operations of the leases in Louisiana (see Note 3).  The fees remained unpaid as of April 30, 2004 and are included in the accompanying consolidated financial statements as "indebtedness to related party".

On December 17, 2003, prior to becoming a Company officer, a former CEO signed a subscription agreement to purchase 3 million shares of the Company's common stock at $.15 per share, or $450,000.  On December 18, 2003, the Company's Board of Directors resolved to reduce the price from $.15 to $.10 per share due to the restricted nature of the stock.  Finally, again on December 18, 2003, the Board resolved to approve a $300,000 signing bonus to the former CEO to be applied as payment for the subscription agreement and related 3 million shares of common stock.  Stock-based compensation related to the transaction totaled $600,000.  Because the transaction occurred between related parties, the stock was valued based on contemporaneous sales to unrelated third parties, or $.20 per share.  Effective November, 2004, this original contract was restructured.  Effectively, 2,000,000 shares were cancelled and Mr. Bristol will serve as a consultant, in exchange for $150,000 plus $10,000 per month for a 12-month period.

During the year ended April 30, 2004, the Company performed a cashless exercise of 2,550,000 stock options held by its then president and CEO.  The exercises resulted in the issuance of 2,389,577 shares of the Company's common stock.  Stock-based compensation related to the transaction totaled $650,779 based on the exercise price of the related options and the Company also performed a cashless exercise of 350,000 stock options held by a relative of the Company's then president and CEO.  The exercise resulted in the issuance of 318,278 shares of the Company's common stock.  Stock-based compensation related to the transaction totaled $95,483 based on the exercise price of the related options.

During the year ended April 30, 2004, the Company issued 179,844 shares of its common stock to officers and employees as payment for accrued liabilities totaling $44,961 and also issued 1,000,000 shares of its common stock to its former president as payment for a $200,000 promissory note.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date for the following: (i) each person or entity who is known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's Directors (and nominees for election as Directors); (iii) the Company's Chief Executive Officer and each of the officers ("Named Officers") named in the Summary Compensation Table herein; and (iv) all Directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares that the individual has the right to acquire within sixty days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and dispositive power (or shares such power) with respect to the shares shown as beneficially owned.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS(2)
Common Stock	Paul Bristol*	1,000,000	3.84%
Common Stock	Rasheed Rafidi	400,000**	1.54%
Common Stock	Ala Amine Nuseibeh	400,000**	1.54%
Common Stock	David Mackertich	350,000**	1.34%
Common Stock	Bill McFie	350,000**	1.34%
Common Stock	Russ Costin	188,849	0.73%
Common Stock	Christopher Pitman	50,000**	0.19%
Common Stock	Mehdi Varzi	50,000**	0.19%
Common Stock	Charles Waterman	50,000**	0.19%
Common Stock	Peter Rosenthal	1,050,000	4.03%
Common Stock	Current Directors and Officers as a Group (1)	2,888,849	11.10%

      * Former officer and director

    ** Shares authorized as compensation but not as yet issued, as these compensation shares vest over the 12-month service period, commencing May, 2004.

Note 1 - Effective June 1, 2003, the directors can exercise their options of 150,000 shares granted June 2002 at a strike price of $.20 per share.

Note 2 - Percentages based on 26,035,531 shares issued and outstanding prior to this offering

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

        Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Capital Structure

        Our authorized capital consists of 100,000,000 shares of stock. We are authorized to issue 75,000,000 shares of common stock, no par value per share, and 25 million shares of no par value preferred stock, which may be issued in series with such designations, preferences, stated values, rights, qualifications or limitations as determined by the Board of Directors. As of October 31, 2004, we had 26,035,531 shares of common stock outstanding, 0 shares of non-voting common stock outstanding and 1,000,000 shares of preferred stock outstanding. Holders of our common stock: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so. Holders of our preferred stock have the right to convert one share of preferred in to two shares of common so long as the common stock is trading at or below $7.50 per share on the date of conversion.  If trading at higher than $7.50 per share, then the conversion ratio would be $7.50 divided by the actual trading price, multiplied by 2.

Standby Equity Distribution Financing

        On October 18, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 100% of the lowest volume weighted average price of the common stock as quoted on Bloomberg LP during the five consecutive trading days immediately following the notice date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We are registering in this offering 5,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement. Upon execution of the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a commitment fee in the amount of $425,000, which was paid by the issuance of a convertible debenture in the principal amount of $425,000. The convertible debenture has a term of three years, and is non-interest bearing, and convertible into our common stock at a price per share of 100% of the lowest closing bid price for the three trading days immediately preceding the conversion date. We are registering in this offering 850,000 shares of common stock underlying the debenture. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we agreed to issue Newbridge Securities Corporation 20,000 shares of our common stock, which are being registered in this offering.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Corporation Laws of the State of Washington and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Dieterich & Associates, Los Angeles, California.

EXPERTS

        Our financial statements as of April 30, 2004 and the related condensed consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended April 30, 2004, appearing in this prospectus and registration statement have been audited by Cordovano and Honeck, P.C., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Sonoran Energy, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at sec.gov.

SONORAN ENERGY, INC.

SONORAN ENERGY, INC.

Condensed Consolidated Balance Sheet

(Unaudited)

July 31, 2004

ASSETS
Current assets:
Cash	$ 79,509
Total current assets	79,509

Oil and gas properties (full cost method):
Unproved properties	1,950,000
Deposit on Purchase Sale Agreement (Note B)	150,000
Equipment, less accumulated depreciation of $548	4,520
$ 2,184,029

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 457,037
Indebtedness to related parties	308,141
Accrued expenses	202,168
Note payable (Note C)	165,000
Loans payable	92,424
Deferred gains on oil and gas property sales	484,046
Total current liabilities	1,708,816

Shareholders' deficit:
Series "A" convertible preferred stock, no par value; 25,000,000
shares authorized, 1,000,000 shares issued and outstanding	1,950,000
Common stock, no par value; 75,000,000 shares authorized,
25,335,531 shares issued and outstanding	20,831,711
Outstanding common stock options - 1,375,000	23,425
Retained deficit	(22,329,923)
Total shareholders' equity	475,213

$ 2,184,029

See accompanying notes to condensed, consolidated financial statements.

SONORAN ENERGY, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended July 31,
	2004	2003

Revenue
Oil and gas sales	$ 31,282	$ 105,592
Other	-	1,500
Total revenue	31,282	107,092

Operating expenses
Oil and gas production costs	135,707	72,174
Depletion, depreciation and amortization	274	33,080
Stock-based compensation:
Debt issue costs	-	2,500
Consulting	100,000	27,100
General and administrative	491,304	78,555
Liability settlement gains	-	(526)
Total costs and expenses	727,285	214,383
Loss from operations	(696,003)	(107,291)

Interest income	-	151
Interest expense	-	(72,950)

Loss before income taxes	(696,003)	(180,090)

Income tax provision	-	-

Net loss	$ (696,003)	$ (180,090)

Net loss per common share:
Basic and diluted	$ (0.03)	$ (0.02)
Weighted average common shares outstanding:
Basic and diluted	24,875,517	9,081,332

See accompanying notes to condensed, consolidated financial statements.

SONORAN ENERGY, INC.

Condensed Consolidated Statement of Changes in Shareholders' Equity

(Unaudited)

	Series "A" Convertible Preferred		Common Stock		Outstanding Common Stock Options	Retained Deficit	Total
	Shares	Amount	Shares	Amount

Balance at April 30, 2004	1,000,000	$ 1,950,000	24,531,620	$20,377,389	$ 23,425	$(21,633,920)	$ 716,894

Common stock issued in exchange for consulting services	-	-	77,280	100,000	-	-	100,000
Exercised common stock warrants	-	-	150,500	38,000	-	-	38,000
Common stock sales	-	-	576,131	316,322	-	-	316,322
Net loss	-	-	-	-	-	(696,003)	(696,003)
Balance at July 31, 2004	1,000,000	$ 1,950,000	25,335,531	$20,831,711	$ 23,425	$ (22,329,923)	$ 475,213

See accompanying notes to condensed, consolidated financial statements.

SONORAN ENERGY, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended July 31,
	2004	2003

Net cash used in operating activities	$ (287,546)	$ (323)

Cash flows from investing activities:
Proceeds from issuance of promissory note (Note C)	-	(6,954)
Deposit on Purchase Sale Agreement (Note B)	(150,000)	-
Net cash used in investing activities	(150,000)	(6,954)

Cash flows from financing activities:
Proceeds from issuance of promissory note (Note C)	165,000	-
Repayment of loan	(7,576)	-
Proceeds from the sale of common stock	316,322	20,000
Net cash provided by financing activities	473,746	20,000

Effect of cumulative translation adjustment on cash	-	(8,707)

Net change in cash	36,200	4,016

Cash, beginning of period	43,309	32,619

Cash, end of period	$ 79,509	$ 36,635

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -
Cash paid for interest	$ 15,000	$ 823

Non-cash investing and financing activities:
Common stock issued for payment of debt, advances and other liabilities	$ -	$ 93,116

See accompanying notes to condensed, consolidated financial statements.

SONORAN ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2004

NOTE A:   General Information

The accompanying unaudited condensed consolidated financial statements of Sonoran Energy, Inc. as of and for the three months ended July 31, 2004 and July 31, 2003 have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments considered necessary for a fair presentation of the results of the interim period have been included.  Operating results for any interim period are not necessarily indicative of the results that may be expected for the entire fiscal year. These statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended April 30, 2004 included in the Company's report in Form 10-KSB as filed with the Securities and Exchange Commission.

NOTE B:  Deposit on Purchase Sale Agreement

The Company has put a non-refundable deposit on a $1.5 Purchase Agreement for three fields in Texas.  The original closing for the property was to be July 30, 2004 but both parties have agreed to extend the closing date until October 15, 2004.  The purchase price is based upon the Seller's working interest in and to the Properties but will adjusted to reflect the seller's actual working interest and associated net revenue interest, and proper allocation of revenues, credits and expenses as of the effective date which is to be decided.

Note C:  Note Payable

During July 2004 the Company issued a promissory note for $165,000 to Glencoe Capital Inc for the purposes of putting the down payment on the Texas property. The note bears interest at 12% commencing on August 16th, 2004 plus there is a $15,000 holdback by the lender for services.  The term of the note was initially August 16, 2004, but the term has been extended to the end of October, 2004.

Note D:    Proposed Merger

Baron Oil

On May 7, 2004, the Company signed a Merger Agreement to acquire Baron Oil AS ("Baron"), a Norwegian oil and gas company. Baron has a presence across the Middle East and with an office in Amman, Jordan, is positioned to attract oil and gas contracts in the region.   Baron specializes in the utilization of the latest proven technology and operational processes in the development, drilling and operating of onshore oil and gas fields.  Under the terms of the agreement, the Company would acquire all of the issued and outstanding shares of Baron in exchange for approximately 18,625,000 shares of the Company's common stock and the assumption of all Baron's outstanding stock options.  The Company has further agreed to provide an additional commitment of $20 million for the purposes of developing Baron projects.

The agreement had not closed as of the date of this report.

Note E:    Subsequent Event

Scottsdale Oil Field Services

On August 18, 2004, the Company signed a Stock Purchase Agreement to acquire Scottsdale Oil Field Services, Limited ("SOFS"), an Arizona corporation.  SOFS' management and team of oil and gas operational staff and consultants have many years of experience in North America, the UK, Africa, South America, Pakistan, Australia, and Asia.  SOFS specializes in providing engineering, reservoir, drilling (including deep water) financial, commercial, materials management, systems and procedures, environmental and operational services to the oil and gas industry through the placement of the company's highly qualified personnel.

Under the terms of the agreement, the Company acquired all of the issued and outstanding shares of SOFS in exchange for 1,000,000 shares of the Company's restricted common stock.  The Company further agreed to enter into employment contracts with the two existing officers and one direct employee covering an initial period of two years.

To the Board of Directors and Shareholders

Sonoran Energy, Inc.

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheet of Sonoran Energy, Inc. and its subsidiaries as of April 30, 2004 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended April 30, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sonoran Energy, Inc. and its subsidiaries as of April 30, 2004 and the results of their operations and their cash flows for the years ended April 30, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficit at April 30, 2004 and has incurred significant losses since inception, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Cordovano and Honeck, P.C.

Denver, Colorado

September 29, 2004

SONORAN ENERGY, INC.

Consolidated Balance Sheet

April 30, 2004

Assets

Current assets:
Cash	$ 43,309
Note receivable (Note 3)	-
Total current assets	43,309

Oil and gas properties (full cost method):
Unproved properties (Notes 3 and 9)	1,950,000
Equipment, less accumulated depreciation of $274	4,794
$ 1,998,103

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 401,203
Indebtedness to related parties (Note 2)	223,716
Accrued expenses	72,244
Loan payable (Note 7)	100,000
Deferred gains on oil and gas property sales (Note 3)	484,046
Total current liabilities	1,281,209

Contingencies (Note 8)	-

Shareholders' equity (Note 4):
Series "A" convertible preferred stock, no par value;
25,000,000 shares authorized, 1,000,000 shares issued and outstanding	1,950,000
Common stock, no par value; 75,000,000 shares authorized
24,531,620 shares issued and outstanding	20,377,389
Outstanding common stock options - 1,375,000	23,425
Retained deficit	(21,633,920)
Total shareholders' equity	716,894
$ 1,998,103

See accompanying notes to consolidated financial statements.

SONORAN ENERGY, INC.

Consolidated Statements of Operations

	For the Years Ended April 30,
	2004	2003
Revenue
Oil and gas sales	$ 287,797	$ 78,007
Other	3,500	2,500
Total revenue	291,297	80,507

Operating expenses:
Oil and gas production costs	293,363	48,759
Depletion, depreciation and amortization (Note 9)	67,777	40,386
Impairment of oil and gas properties (Note 3)	-	573,427
Stock-based compensation (Notes 2 and 4):
Officer compensation	1,250,779	30,000
Legal	32,000	106,000
Debt issue costs	0	85,000
Stock options	23,435	7,200
Consulting	887,042	111,025
Consulting, related party	95,483	-
General and administrative	1,291,779	235,945
Loss on disposal of assets (Note 6)	361,296	-
Bad debt expense (Note 3)	666,129	-
Gain on liability settlements	(82,531)	(231,390)
Total expense	(4,886,552)	(1,006,352)

Interest income	24,142	630
Interest expense	(258,137)	(145,376)

Loss from continuing operations before income taxes	(4,829,250)	(1,070,591)

Income tax provision (Note 5)	-	-

Net loss	$ (4,829,250)	$ (1,070,591)

Net loss per common share:
Basic and diluted	$ (0.32)	$ (0.17)
Weighted average common shares outstanding:
Basic and diluted	15,255,539	6,278,084

See accompanying notes to consolidated financial statements.

SONORAN ENERGY, INC.

Consolidated Statement of Changes in Shareholders' Equity

	Series "A" Convertible Preferred Stock		Common Stock		Outstanding Common Stock Options/Warrants	Retained Deficit	Cumulative Translation Adjustment Other Comprehensive (Loss)	Total
	Shares	Amount	Shares	Amount

Balance at April 30, 2002	-	-	2,212,756	$13,672,429	$ -	$(15,734,079)	$ 51,806	$(2,009,844)

Common stock dividend (Note 4)	-	-	222,207	-	-	-	-	-
Common stock sales (Note 4)	-	-	615,546	142,487	-	-	-	142,487
Common stock issued to an officer as payment for salaries (Note 2)	-	-	216,000	30,000	-	-	-	30,000
Common stock issued in exchange for consulting services (Note 4)	-	-	2,201,580	299,525	-	-	-	299,525
Common stock issued in exchange for interest expense (Note 4)	-	-	540,000	85,000	-	-	-	85,000
Common stock issued to officers as payment for liabilities (Note 2)	-	-	1,278,936	296,055	-	-	-	296,055
Common stock issued in exchange for debt payments (Note 4)	-	-	430,961	94,167	-	-	-	94,167
Common stock issued in exchange for oil and gas properties (Note 4)	-	-	1,890,000	350,000	-	-	-	350,000
Common stock warrants issued to non-employees (Note 4)	-	-	-	-	7,200	-	-	7,200
Comprehensive loss:
Net loss, year ended April 30, 2003	-	-	-	-	-	(1,070,591)	-	(1,070,591)
Cumulative translation adjustment	-	-	-	-	-	-	(29,119)	(29,119)
Comprehensive loss	-	-	-	-	-	-	-	(1,099,710)

Balance at April 30, 2003	-	-	9,607,986	14,969,663	7,200	(16,804,670)	22,687	(1,805,120)

Common stock sales (Note 4)	-	-	287,500	57,500	-	-	-	57,500
Common stock dividend (Note 4)	-	-	753,542	-	-	-	-	-
Exercised common stock options (Note 4)	-	-	4,526,586	1,291,882	(7,200)	-	-	1,284,682
Exercised common stock warrants (Note 4)	-	-	6,412	6,412	-	-	-	6,412
Common stock cancellations (Note 4)	-	-	(18,800)	(13,000)	-	-	-	(13,000)
Common stock issued in exchange for assumption of liabilities (Note 4)	-	-	1,050,053	840,043	-	-	-	840,043
Common stock issued to an officer for compensation (Note 2)	-	-	3,000,000	600,000	-	-	-	600,000
Common stock issued in exchange for consulting services (Note 4)	-	-	1,804,461	364,858	-	-	-	364,858
Common stock issued in exchange for interest expense (Note 4)	-	-	98,223	22,222	-	-	-	22,222
Common stock issued in exchange for legal services (Note 4)	-	-	160,000	32,000	-	-	-	32,000
Common stock issued to related parties as payment for liabilities (Note 2)	-	-	179,844	44,961	-	-	-	44,961
Common stock issued in exchange for debt payments (Note 4)	-	-	2,151,424	1,526,128	-	-	-	1,526,128
Common stock issued to an officer in exchange for debt payments (Note 4)	-	-	1,000,000	200,000	-	-	-	200,000
Common stock issued in exchange for oil and gas properties (Note 4)	-	-	175,000	32,375	-	-	-	32,375
Preferred stock issued in exchange for oil and gas properties (Note 3)	1,000,000	1,950,0000	-	-	-	-	-	1,950,000
Common stock issued in exchange for payment of expenses (Note 4)	-	-	502,931	402,345	-	-	-	402,345
Common stock options issued to non-employees (Note 4)	-	-	-	-	23,425	-	-	1,950,000
Comprehensive loss:								402,345
Net loss, year ended April 30, 2004	-	-	-	-	-	(4,829,250)	-	23,425
Cumulative translation adjustment	-	-	-	-	-	-	(22,687)	(22,687)
Comprehensive loss	-	-	-	-	-	-	-	(4,851,937)

Balance at April 30, 2004	1,000,000	$1,950,000	24,531,620	$20,377,389	$ 23,425	$(21,633,920)	$ -	$ 716,894

See accompanying notes to consolidated financial statements.

SONORAN ENERGY, INC.

Consolidated Statements of Cash Flows

	For the Years Ended April 30,
	2004	2003
Cash flows from operating activities:
Net loss	$ (4,829,250)	$ (1,070,591)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization	67,777	40,386
Bad debt expense	666,129	-
Liability settlement gains	(82,531)	(231,390)
Stock issued for payment of expenses	402,345	-
Stock compensation expense	2,288,739	329,525
Stock issued for interest expense	22,222	85,000
Common stock options granted	16,225	7,200
Impairment of oil and gas properties	-	573,427
Loss on disposal of assets	361,296	-
Changes in operating assets and liabilities:
Receivables and prepaid expenses	175,247	(97,419)
Accounts payable, accrued expenses and deferred gains	748,734	190,448

Net cash used in operating activities	(163,067)	(173,414)

Cash flows from investing activities:
Equipment purchases	(5,068)	-
Issuance of note receivable	-	(2,525)
Payment of Idle well bond	-	(75,303)
Purchases of oil and gas properties	-	(912,117)

Net cash used in investing activities	(5,068)	(989,945)

Cash flows from financing activities:
Proceeds from notes payable	157,000	1,075,000
Repayment of notes payable	(57,000)	-
Proceeds from exercised options and warrants	43,912	-
Proceeds from the sale of common stock	57,500	142,487

Net cash provided by financing activities	201,412	1,217,487

Effect of cumulative translation adjustment on cash	(22,687)	(29,119)

Net change in cash	10,590	25,009

Cash, beginning of year	32,719	7,710

Cash, end of year	$ 43,309	$ 32,719

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -
Cash paid for interest	$ -	$ 47,889

Non-cash investing and financing activities:
Common stock issued for payment of debt and current liabilities	$ 2,611,132	$ 390,222
Common stock issued for acquisition of oil and gas properties	$ 0	$ 350,000
Series A convertible preferred stock issued for acquisition of oil and gas properties	$ 1,950,000	$ -
Oil and gas property acquired in exchange for a promissory note and common stock	$ 642,375	$ -
oil and gas property sold in exchange for a promissory note	$ 1,035,000	$ -

See accompanying notes to consolidated financial statements.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Note 1:    Nature of Organization and Summary of Significant Accounting Policies

Nature of Organization

Sonoran Energy, Inc. (the "Company") was incorporated under the laws of Colorado as Cerotex Holdings, Inc. on July 14, 1995. The Company's shareholders approved a change of corporate domicile to Washington State, which became effective on September 15, 2000. Prior to June 2002, the Company developed software and an art site on the Internet. The Internet project was terminated in April 2002, due to lack of funding, after generating approximately $1.8 million in liabilities. On June 3, 2002, the Company changed its name to Sonoran Energy, Inc. and entered the oil and gas industry. The Company's primary objective is to identify, acquire and develop oil and gas projects.

The Company acquires interests in producing properties through leases on which it drills and/or operates oil or gas wells in efforts to discover and/or to produce oil and gas. The majority of all oil and gas properties that the Company owns and operates are in joint venture with others in the industry. The Company's interests in the properties vary depending on the availability of the interests and their locations.

At April 30, 2004, the Company owned a working interest in an oil and gas property located within the State of Louisiana.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company has incurred significant losses since inception. The Company lacks liquidity and has a working capital deficit at April 30, 2004. These factors, among others, indicate that the Company may be unable to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to secure profitable interests in oil and gas projects. Further, the Company is dependent upon management's ability to produce sufficient cash flow that is required to meet obligations as they come due. Lastly, the Company is dependent upon successful completion of additional financing and, ultimately, to attain profitability. Historically, the Company has been successful in meeting ongoing cash requirements sufficient to remain in operations; however there can be no assurances that the Company will continue to be successful in obtaining the funds necessary to meet the anticipated cash requirements. The Company plans to continue to finance its operations and satisfy cash requirements with a combination of debt financing, stock sales and in the longer term, revenues from operations.

Basis of Consolidation

The consolidated financial statements include the accounts of Sonoran Energy, Inc. and its wholly owned subsidiaries Showstar Entertainment Corporation, a Nevada company that has done business as Showstar Productions, Inc.; Showstar Online Canada, Inc., a Canadian registered company; and ALS Sportswear. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's subsidiaries have been dormant since the Company entered the oil and gas industry.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at April 30, 2004.

Equipment and Depreciation

Equipment is recorded at cost, less accumulated depreciation.  Major items and betterments are capitalized; minor items and repairs are expensed as incurred.  Depreciation is computed under the straight-line method over the estimated useful lives of the assets.  The Company's equipment is depreciated over an estimated useful live of 3 years.  Depreciation on equipment totaled $274 and $-0-for the years ended April 30, 2004 and 2003, respectively.

Oil and Gas Producing Activity

The Company follows the full cost method of accounting for its oil and gas activities. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized within the appropriate cost center. Any internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken by the Company for its own account, and do not include any costs related to production, general corporate overhead, or similar activities.

All capitalized costs within a cost center are depleted on the units-of-production method based on estimated proved reserves attributable to the oil and gas properties owned by the Company.

For each cost center, capitalized costs less accumulated depletion and related deferred income taxes, may not exceed the cost center ceiling. The cost center ceiling is equal to the sum of (a) the present value of estimated future net revenues from proved oil and gas reserves, less estimated future expenditures to be incurred in developing the proved reserves computed using a 10 percent discount factor; (b) the cost of properties not being amortized; (c) the lower of cost or fair market value of unproven properties included in the costs being amortized; and (d) income tax effects related to the differences between the book and tax basis of the properties. Any excess is charged to expense during the period in which the excess occurs.

Sales of oil and gas properties, whether or not being amortized currently, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center. Abandonments of oil and gas properties are accounted for as adjustments of capitalized costs, and are amortized and subject to the cost center ceiling limitation.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Net loss per share

Net loss per basic share excludes dilution and is determined by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Net loss per diluted share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Due to the Company's losses, any inclusion of other securities to issue common stock would have an anti-dilutive effect on loss per diluted share. Therefore, basic and diluted loss per share amounts are equal.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion 25 and complies with the disclosure provisions of SFAS No. 123, as amended by SFAF No. 148. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123. SFAS 123 requires the fair value based method of accounting for stock issued to non-employees in exchange for services.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The Company's financial instruments, including cash, receivables, current liabilities, and short-term debt, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

Foreign Currency Translation

Assets and liabilities of non-U.S. subsidiaries are translated to U.S. dollars at end-of-period exchange rates. The effects of this translation for non-U.S. subsidiaries are reported in other comprehensive income (loss). Remeasurement of assets and liabilities of non-U.S. subsidiaries that use a currency other than the U.S. dollar as their functional currency are included in income as transaction gains and losses. Income statement elements of all non-U.S. subsidiaries are translated to U.S. dollars at average-period exchange rates and are recognized as part of revenues, costs and expenses. The functional currency of the Company's foreign subsidiary is the local currency, the Canadian dollar.

Reclassifications

Certain prior year amounts may have been reclassified to conform to the current year presentation. Such reclassifications had no effect on the prior year net income.

Note 2:    Related Party Transactions

During the year ended April 30, 2004, the Company incurred operational and administrative expenses to a company managed by its then president and CEO, totaling $113,332. The amount was unpaid as of April 30, 2004 and is included in the accompanying consolidated financial statements as "indebtedness to related party".

During the last quarter of the year ended April 30, 2004, the Company incurred $110,384 in joint interest billings to BPR Energy, Inc. as a result of operations of the leases in Louisiana (see Note 3). The fees remained unpaid as of April 30, 2004 and are included in the accompanying consolidated financial statements as "indebtedness to related party".

On December 17, 2003, prior to becoming a Company officer, a former CEO signed a subscription agreement to purchase 3 million shares of the Company's common stock at $.15 per share, or $450,000. On December 18, 2003, the Company's Board of Directors resolved to reduce the price from $.15 to $.10 per share due to the restricted nature of the stock. Finally, again on December 18, 2003, the Board resolved to approve a $300,000 signing bonus to the former CEO to be applied as payment for the subscription agreement and related 3 million shares of common stock. Stock-based compensation related to the transaction totaled $600,000. Because the transaction occurred between related parties, the stock was valued based on contemporaneous sales to unrelated third parties, or $.20 per share.

During the year ended April 30, 2004, the Company performed a cashless exercise of 2,550,000 stock options held by its then president and CEO. The exercises resulted in the issuance of 2,389,577 shares of the Company's common stock. Stock-based compensation related to the transaction totaled $650,779 based on the exercise price of the related options.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

During the year ended April 30, 2004, the Company performed a cashless exercise of 350,000 stock options held by a relative of the Company's then president and CEO. The exercise resulted in the issuance of 318,278 shares of the Company's common stock. Stock-based compensation related to the transaction totaled $95,483 based on the exercise price of the related options.

During the year ended April 30, 2004, the Company issued 179,844 shares of its common stock to officers and employees as payment for accrued liabilities totaling $44,961.   Because the transaction occurred between related parties, the stock was valued based on contemporaneous sales to unrelated third parties.

During the year ended April 30, 2004, the Company issued 1,000,000 shares of its common stock to its former president as payment for a $200,000 promissory note. Because the transaction occurred between related parties, the stock was valued based on contemporaneous sales to unrelated third parties.

During the year ended April 30, 2003, the Company issued 426,200 shares of its common stock to an officer as payment for $106,550 of accrued compensation. The market price of the common stock was $.25 on the date of issuance.

During the year ended April 30, 2003, the Company issued 200,000 shares of its common stock to an officer as payment for $30,000 of salaries. The market price of the common stock was $.15 on the date of issuance.

Note 3:    Oil and Gas Properties

Acquisitions

BVR Prospect

On February 11, 2004, the Company acquired working interests in oil and gas properties from BPR Energy, Inc. ("BPR") in exchange for 1,000,000 shares of the Company's Series A convertible preferred stock with a stated value of $15.00 per share. The Series A preferred stock is convertible to 1,000,000 restricted shares of the Company's common stock 180 days after the date of closing (August 9, 2004) at the option of the preferred stockholder. If, at the time of conversion, the market price of the Company's common stock is not at $15.00 or above, the preferred stockholder will receive 100,000 additional restricted common shares or fraction thereof, for each dollar or fraction thereof the Company's common stock is below $12.00 per share. The additional common shares issued may not exceed 1,000,000 shares. The Company acquired an average 87% working interest in properties located in the Beauregard, Livingston, Rapides and Vernon Parishes in Louisiana.

The producing wells on the properties were not operating profitably at April 30, 2004.  In addition, it has been estimated in the engineering reserve reports that the Company would have to expend approximately $5 million in development costs to economically extract proven reserves on the properties. Because the Company does not have the existing funding or financing for the required development costs, the reserves cannot be classified as proven reserves. Consequently, the BVR prospect is reflected in the accompanying consolidated financial statements as unproved properties.

The acquisition has been recorded based on the conversion of the preferred shares into 2 million shares of the Company's common stock, which had a traded market value of $1.95 per share on February 11, 2004. Based on the traded market value of the common stock, the gross valuation of the transaction would be $3.9 million. However, due to the Rule 144 restriction on the common stock and the fact that 2 million shares far exceeds the daily trading volume for the Company's stock, a discount (haircut) of 50 percent has been estimated by the Company. Consequently, the net value of the mineral rights is reduced to $1.95 million.

The following unaudited pro forma consolidated results of operations gives effect to the Company's acquisition of working interests in oil and gas properties from BPR Energy, Inc. ("BPR"), as if the acquisition occurred at the beginning of the periods presented.  The unaudited pro forma consolidated results of operations have been prepared for informational purposes only and do not purport to be indicative of the results of operations that actually would have occurred if the acquisition had been consummated at the beginning of the periods presented, nor of results to be expected in the future.

April 30,
	2004	2003

Revenue	$ 304,012	$ 121,145

Net income (loss)	$ (5,142,444)	$ (1,778,184)

Net income (loss) per share, basic and diluted	$ (0.34)	$ (0.28)

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

25 Hill

On January 31, 2004, the Company purchased working interests in oil and gas properties from Summit Oil and Gas, Inc. ("Summit") for 1,687,500 shares of common stock valued at $1,350,000, based on $.80 per share. The Company also issued 294,016 shares of common stock as payment for fees and commissions related to the transaction. The agreement provided Sonoran with an opportunity to acquire up to a 50% working interest depending on commitment of drilling funds which was budgeted at $10 million.

The Company subsequently rescinded the transaction in July 2004 due to non-performance on the part of Summit. The Company has cancelled, but not reacquired, the shares issued in the transaction as of the date of this report.  The transaction is not reflected in the accompanying consolidated financial statements.

South Little Knife Prospect

During November 2003, the Company acquired a working interest in the South Little Knife Prospect from Harvest Worldwide LLC ("Harvest") for $642,375 paid for by the issuance of a $400,000 convertible promissory note, 175,000 shares of common stock valued at $32,375 (based on the traded market price of the stock, less a 50 percent discount), and $210,000 reimbursed to the Company's former CEO through the issuance of 700,000 shares of common stock. (The former CEO issued personal free-trading common stock to Harvest to complete the transaction and the Company reimbursed the former CEO in restricted common stock).  The $400,000 promissory note was converted to 1,000,000 shares of restricted common stock during January 2004.

The Company sold the property to Zenith Finance Ltd. ("Zenith") during January 2004 in exchange for a $1,035,000 note receivable. The Company recorded a deferred gain on the sale of $392,625. The note receivable carries an eight percent interest rate and matures on January 16, 2005.  The note was in default and, consequently, collectibility of the amount due was questioned.  As of April 30, 2004, the Company recorded an allowance against the promissory note ($1,035,000) and related accrued interest ($23,754) and removed the deferred gain ($392,625). As a result, the Company recorded a charge to bad debt expense totaling $666,129.

North West Lost Hills

During October 2003, the Company entered into an agreement to acquire a 5 percent working interest in the North West Lost Hills NE 12 Prospect for $22,500. The purchase agreement provided for a 20% back-in, equal to1% of the working interest at it's discretion after the completion of the initial test well. The Company subsequently sold this property to Harvest along with its other initial holdings as described below.

Bond (BPZ) Energy Corp

On January 31, 2004, the Company entered into an agreement to acquire working interests in oil and gas properties from Bond Energy Corporation in exchange for 1,666,667 shares of the Company's Series B Convertible Preferred stock with a stated value of $15.00 per share. The Series B Convertible Preferred stock was to be convertible to 1,666,667 shares of the Company's common stock 180 days after the date of closing at the option of the preferred stockholder. Prior to transferring title to the properties in exchange for the Series B Convertible Preferred Stock, the parties rescinded the acquisition during March 2004.  Consequently, the transaction was not reflected in the accompanying consolidated financial statements.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Dispositions

During January 2004, the Company sold its Glide, Keystone and Merzonian leases on the Deer Creek Oil Company property; the Malton-Black Butte, Denverton Creek, Maine Prairie and the Lambie Ranch Gas Fields; as well as the North West Lost Hills property to Harvest in exchange for their assumption of debt related to the properties, which totaled $1.2 million.  The Company recorded a deferred gain on the sale of $484,046, which is included in the accompanying consolidated financial statements as "Deferred gains on oil and gas property sales." However, should Harvest not perform on the debts assumed in the transaction, the properties could revert back to the Company.

Impairment

For the fiscal year ended April 30, 2003, the Company determined that the net carrying value of its oil and gas reserve balances exceeded the cost center ceiling. Consequently, the reduction to reserve quantities and discounted cash flows resulted in an impairment of oil and gas properties of $573,427.

Note 4:    Shareholders' Equity

Preferred Stock

The Company is authorized to issue 25 million shares of no par value preferred stock, which may be issued in series with such designations, preferences, stated values, rights, qualifications or limitations as determined by the Board of Directors. As of April 30, 2004, the Company had 1,000,000 shares of Series "A" convertible preferred stock issued and outstanding (see Note 3).

Common Stock

During the year ended April 30, 2004, the Company issued 1,050,053 and 502,931 (1,552,984 total) shares of its common stock to Camden Holdings, Inc. ("Camden") pursuant to a Stock Purchase Agreement, whereby Camden assumed liabilities and paid expenses on behalf of the Company totaling $840,043 and $402,345 ($1,242,388 total), respectively (see Note 8).

During the year ended April 30, 2004, the Company issued 98,223 shares of its common stock as payment for interest expense related to certain debts. The transactions totaled $22,222 and were valued based on the traded market value of the common stock.

During the year ended April 30, 2004, the Company issued 2,151,424 shares of its common stock as payment for debts and related accrued interest totaling $1,526,128.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

During the year ended April 30, 2003, the Company issued 1,750,000 shares of its common stock in exchange for working interests in oil and gas properties valued at $350,000. The value of the stock issued was recorded at the quoted market price on the date of issuance. The working interests were acquired in the developments known as the Franklin Prospect ($225,000) and the San Antonio Anvil Bar ($125,000).

During the year ended April 30, 2003, the Company issued 399,038 shares of its common stock as payment for liabilities valued at $94,167. The value of the stock issued was recorded at the quoted market price on the date of issuance.

During the year ended April 30, 2003, the Company issued 500,000 shares of its common stock as payment for debt issue costs. The value of the stock issued was recorded at the quoted market price on the date of issuance and totaled $85,000. The costs are included in the accompanying financial statements under "interest expense".

On May 29, 2002, the Company's Board of Directors approved a 1 for 25 reverse stock split.  Following the reverse stock split, the Company had 2,212,756 common shares issued and outstanding.   Shares issued prior to May 29, 2002 have been retroactively restated to reflect the impact of the reverse stock split.

Stock-Based Compensation

During the year ended April 30, 2004, the Company issued 1,964,461 shares of its common stock to outside service providers, in exchange for legal, financial consulting, investor relations and other consulting services. The value of the stock issued was recorded at the quoted market price on the date of issuance, less a 50 percent discount for the restricted nature of the shares, and totaled $282,203. The services are included in the accompanying financial statements as "stock-based compensation".

During the year ended April 30, 2004, the Company performed a cashless exercise of 2,000,000 stock options held by a consultant. The exercises resulted in the issuance of 1,818,731 shares of the Company's common stock. Stock-based compensation related to the transaction totaled $545,619, based on the $.30 exercise price on the options. The services are included in the accompanying financial statements as "stock-based compensation".

During the year ended April 30, 2003, the Company issued 2,038,500 shares of its common stock to outside service providers, in exchange for legal, financial consulting, investor relations and other consulting services. The value of the stock issued was recorded at the quoted market price on the date of issuance and totaled $299,525. The services are included in the accompanying financial statements as "stock-based compensation", net of $82,500 prepaid for the fiscal year ended April 30, 2004.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Common Stock Options

A summary of the status of the Company's stock option awards as of April 30, 2004, and the changes during the period from May 1, 2002 through April 30, 2004 are presented below:

		Options Issued to Non-Employees	Weighted Average Exercise Price	Weighted Average Fair Value	Exercisable	Weighted Average Exercise Price - Exercisable
	Options Issued to Employees
Outstanding, April 30, 2002	-	-	$ -	$ -	-	$ -

Options granted	-	150,000	0.25	0.05	150,000	0.25
Options exercised	-	-	-	-	-	-
Options cancelled	-	-	-	-	-	-
Outstanding, April 30, 2003	-	150,000	0.25	0.05	150,000	0.25

Options granted	2,200,000	2,525,000	0.38	0.13	4,725,000	0.38
Options exercised	(1,000,000)	(2,500,000)	0.30	0.14	(3,500,000)	0.30
Options cancelled	-	-	-	-	-	-
Outstanding, April 30, 2004	1,200,000	175,000	$ 0.57	$ 0.11	1,375,000	$ 0.57

The fair value for the options granted during the year ended April 30, 2004 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                            Risk-free interest rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . .     2.00%

                                            Dividend yield . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . .     0.00%

                                            Volatility factor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . .  147.19%

                                            Weighted average expected life . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . .   1 year

The fair value for the options granted during the year ended April 30, 2003 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                            Risk-free interest rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . .     2.00%

                                            Dividend yield . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . .     0.00%

                                            Volatility factor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . .  100.00%

                                            Weighted average expected life . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . .   2 years

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. However, the Company has presented the pro forma net loss and pro forma basic and diluted loss per common share using the assumptions noted above.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

For the Years Ended April 30,
	2004	2003

Net loss, as reported	$ (4,829,250)	$ (1,070,591)

Pro forma net loss	$ (4,953,800)	$ (1,070,591)

Basic and diluted net loss per common share, as reported	$ (0.32)	$ (0.17)

Pro Forma basic and diluted net loss per common share	$ (0.32)	$ (0.17)

Common Stock Dividend and Warrants

The Company declared an eight percent dividend payable to shareholders of record at the close of business on July 22, 2003. The unit stock dividend, paid on August 22, 2003, consisted of one common share plus a warrant allowing shareholders to purchase one share for each ten shares of the Company's stock held on the record date at a $1.00 strike price. The number of shares issued on August 22, 2003 totaled 753,542 and 941,642 related warrants were granted.  Shares issued prior to July 22, 2003 have been retroactively restated to reflect the impact at May 1, 2002.

Note 5:    Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	Years Ended April 30,
	2004	2003
U.S. Federal statutory graduated rate	34.00%	34.00%
State income tax rate, net of federal benefit	5.83%	5.83%
Net operating loss for which no tax benefit is currently available	-39.83%	-39.83%
	0.00%	0.00%

The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the years ended April 30, 2004 and 2003 totaled $1,923,703 and $426,464, respectively. The current tax benefit also changed by $1,923,703 and $426,464 for the years ended April 30, 2004 and 2003, respectively. The net operating loss carryforward expires through the year 2024.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Note 6:    Settlement with Former Merger Candidate

The Company received loans from First Nevisian ("FN"), the parent of a potential merger candidate, totaling $25,000 and $818,000 during the years ended April 30, 2002 and 2001, respectively. The Company also moved its operations into the FN offices during the year ended April 30, 2001. The loans were due on demand in the event that the proposed merger was not consummated.

Effective July 31, 2001, the proposed merger agreement was terminated. Following the termination, the Company moved its operations from the FN offices, but left all of its property and equipment. As of April 30, 2003, the Company owed FN the $843,000 in loans and $212,394 in related accrued interest. In addition, FN held property and equipment owned by the Company with a book value of approximately $309,743.

During January 2004, the Company negotiated a debt conversion agreement with FN. The Company agreed to issue 704,786 shares of its common stock as full payment for debt and related accrued interest totaling $1,055,394. In addition, the Company included a waiver against any claims for the Company's property and equipment that was held by FN. The Company wrote-off the property and equipment held by FN resulting in a loss of $309,743, and other property and equipment disposed of during the year totaling $51,553, resulting in a total loss of $361,296.  This is included in the accompanying consolidated financial statements as "Loss on disposal of assets."

The Company also wrote-off property and equipment disposed during the fiscal year totaling $51,553.

The losses, totaling $361,296, are included in the accompanying condensed, consolidated Statements of Operations as "Loss on disposal of assets".

Note 7:    Loan Payable

During February 2004, Camden Holdings, Inc. ("Camden"), who is also a shareholder via the Stock Purchase Agreement (see Note 8), advanced the Company $100,000 for working capital. The loan does not carry an interest rate and is payable on demand.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Note 8:    Concentrations and Contingencies

Concentrations

From May 2003 through January 2004, the Company sold all of its crude oil, through its operating partner, Longbow LLC, to Pacific Marketing and Transportation LLC.

From February 2004 through April 2004, crude oil from the BPR properties was sold to Texon LP under the terms of a contract between BPR and Texon LP.

During the year ended April 30, 2003, the Company sold all of its crude oil to Pacific Marketing and Transportation LLC.

While the Company has utilized only two customers over the past two years, it is management's belief that the oil and gas the Company produces could be sold to other crude oil purchasers, refineries or pipeline companies. The Company sells its oil pursuant to short-term contracts at market prices. Market demand for the Company's production is subject to various influences that can never be assured. The base values for the Company's crude oil sales is set by major oil companies in response to area and market strengths and international influences.

Contingencies

The Company has been named as a defendant in a lawsuit filed by a director of Savingsplus Internet, Inc. for claiming that the Company failed to repay a $35,000 loan to the director's company ("Korker"). Sonoran retained counsel and filed a reply to the suit as of April 30, 2001. In July 2002, the Company was informed that Korker had increased their claim by approximately $190,000. Subsequent submissions by Korker have reduced the claim to $59,000 and Sonoran has held an examination for discovery of Korker's officers. In April and May 2003 Korker attempted to schedule a Summary Trial of the matter but adjourned after receipt of Sonoran's affidavits. The Company is optimistic that the lawsuit will be successfully defended and is considering a countersuit.

The Company has been named as defendant in a lawsuit filed by Longbow, LLC for approximately $185,000 representing their estimate of their share of the profit on the sale of the Company's working interests in the Keystone, Glide and Merzonian leases. This lawsuit was filed in the California Superior Court, Kern County (Case Number S-1500-CV-252398, SPC). Longbow is using a liberal interpretation of the purchase agreements in order to claim a percentage of the proceeds of Sonoran's sale of its working interests to Harvest Worldwide. Sonoran has filed a cross-complaint seeking monetary damages and a judicial interpretation of the "sale-for-profits" clause. Contemporaneously, Harvest Worldwide, the entity to which Sonoran sold these interests, has filed suit against Longbow for withholding distributions and to remove them as the "operator" of the leases. In response, Longbow filed a cross-complaint in that action against Sonoran. Sonoran intends to vigorously defend itself against these claims and to pursue its claims against Longbow. It is management's view that Longbow will not prevail in their action and Sonoran will prevail on its cross-complaint.

The Company has been named in a lawsuit filed August 25, 2004 (Case no. S-1500-CV-253638 RIA) by John Howe and Brad Califf concerning their short lived consulting/employment agreements with respect to stock options contained in the agreements. At issue is 550,000 options per individual with an exercise price of $.30 should the terminations of the agreements be determined to have occurred without cause.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

During November 2003, the Company entered into a Stock Purchase Agreement with Camden, whereby Camden agreed to purchase $3 million in common stock at a price equal to a 20 percent discount from the average 10-day "bid" price starting on or before November 26, 2003 (determined as a price of $.80 per share). In January 2004, under the terms of the Stock Purchase Agreement, Camden agreed to assume $840,043 of the Company's liabilities in exchange for 1,050,053 shares of common stock. However, if Camden fails to extinguish the liabilities assumed in the transaction, the creditors may look to the Company for payment and the Company would seek the reacquisition or cancellation of the stock issued.

During January 2004, the Company sold its Glide, Keystone and Merzonian leases on the Deer Creek Oil Company property; the Malton-Black Butte, Denverton Creek, Maine Prairie and the Lambie Ranch Gas Fields; as well as the North West Lost Hills property to Harvest Worldwide, LLC ("Harvest") subject to the debt related to the properties, which totaled $1.2 million. However, if Harvest fails to perform on the debts collateralized by the above properties, the creditor may seek repayment of the debt from the Company.

Note 9:    Oil and Gas Reserves and Related Financial Information

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

Costs incurred in oil and gas property acquisition, exploration and development activities are summarized as follows:

Year Ended April 30, 2004

Acquisitions:
Proved	$ -
Unproved	2,592,375
Development costs	-
Exploration costs	-

Total	$ 2,592,375

As of April 30, 2004, the Company has excluded $1,950,000 of unproved assets from the capitalized costs being amortized.  The capitalized costs represent the entire carrying value ascribed to the BVR Prospect (see Note 3).  There have not been any other excluded costs during the three most recent fiscal years.  The Company is seeking to finance the estimated $5 million of costs necessary to achieve economically commercial production from existing wells.  Excluded costs will be included in the capitalized costs being amortized as the project is evaluated, at the earlier determination of proved reserves or impairment.

Depletion, depreciation and amortization per unit of production (Bbls) for the cost center was as follows:

April 30, 2004	$7.72
April 30, 2003	$13.20

Proved Oil and Gas Reserve Quantities (Unaudited)

At April 30, 2004 and 2003, the estimated oil and gas reserves presented herein were derived from reports prepared by an independent engineering firm and by an in-house engineer. The Company cautions that there are many inherent uncertainties in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures. Accordingly, these estimates are likely to change as future information becomes available, and these changes could be material.

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Estimated quantities of proved reserves (all of which are classified as proved developed and are located within the United States), as well as the changes in proved reserves during the year ended April 30, 2004, are presented in the following tables:

	Crude Oil (Bls)	Natural Gas (Mcf)
Proved developed reserves at April 30, 2003	80,810	70,279
Sale of reserves	(73,287)	(62,759)
Purchase of reserves	-	-
Production	(7,523)	(7,520)
Proved developed reserves at April 30, 2004	-	-

Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserve Quantities (Unaudited)

The table below sets forth a standardized measure of the estimated discounted future net cash flows attributable to the Company's proved oil and gas reserves. Estimated future cash inflows were computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves at April 30, 2004 discounted at 10 percent. The future production and development costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions.

Year Ended April 30, 2004

Future cash inflows	$ -
Future cash outflows:
Production costs	-
Development costs	-
Future net cash flows before income taxes	-

Future income taxes	-
Future net cash flows	-
Adjustment to discount future annual net cash flows at 10 percent	-

Standardized measure of discounted future net cash flows	$ -

The following table summarizes the principal factors comprising the changes in the standardized measure of estimated discounted net cash flows:

Year Ended April 30, 2004

Standardized measure, beginning of period	$ 648,304
Sales of oil and gas, net of production costs	-
Purchase of reserves	-
Sale of reserves	(648,304)

Standardized measure, end of period	$ -

SONORAN ENERGY, INC.

Notes to Consolidated Financial Statements

Note 10:    Subsequent Events

Baron Oil

On May 7, 2004, the Company signed a Merger Agreement to acquire Baron Oil AS ("Baron"), a Norwegian oil and gas company. Baron has a presence across the Middle East and with an office in Amman, Jordan, is positioned to attract oil and gas contracts in the region.   Baron specializes in the utilization of the latest proven technology and operational processes in the development, drilling and operating of onshore oil and gas fields.  Under the terms of the agreement, the Company would acquire all of the issued and outstanding shares of Baron in exchange for approximately 18,625,000 shares of the Company's common stock and the assumption of all Baron's outstanding stock options.  The Company has further agreed to provide an additional commitment of $20 million for the purposes of developing Baron projects.

The agreement had not closed as of the date of this report.

Scottsdale Oil Field Services

On August 18, 2004, the Company signed a Stock Purchase Agreement to acquire Scottsdale Oil Field Services, Limited ("SOFS"), an Arizona corporation.  SOFS' management and team of oil and gas operational staff and consultants have many years of experience in North America, the UK, Africa, South America, Pakistan, Australia, and Asia.  SOFS specializes in providing engineering, reservoir, drilling (including deep water) financial, commercial, materials management, systems and procedures, environmental and operational services to the oil and gas industry through the placement of the company's highly qualified personnel.

Under the terms of the agreement, the Company acquired all of the issued and outstanding shares of SOFS in exchange for 1,000,000 shares of the Company's restricted common stock.  The Company further agreed to enter into employment contracts with the two existing officers and one direct employee covering an initial period of two years.

Up to 22,370,000

Shares of

Common Stock

of

Sonoran Energy, Inc.

PROSPECTUS

The date of this prospectus is __________, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        The Corporation Laws of the State of Washington and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	1,607.19
Accounting fees and expenses*	25,000.00
Legal fees and expenses*	15,000.00
TOTAL	41,607.19

* Estimated

Item 26. Recent Sales of Unregistered Securities.

               -    150,000 shares of common stock for $37,500 from the exercise of warrants at a price of $.25 per share

               -    500 shares of common stock for $500 from the exercise of dividend warrants at a price of $1.00 per share

               -    77,280 shares of common stock at $1.29 per share for $100,000 to a consultant for investor relations material

               -    576,131 shares of common stock at $.55 per share for a private placement totaling $316,322.

Item 27. Exhibits.

        The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Sonoran Energy Inc., a Washington corporation.

        3.1 - Articles of Incorporation - Cerotex Holdings, Inc.*

        3.2 - Articles of Incorporation - Name change from Cerotex Holding, Inc. to Showstar Entertainment Corporation*

        3.3 - Amendment to the Articles of Incorporation - Name change from Showstar Entertainment Corporation to Showstar Online.com, Inc.*

        3.4 - Bylaws of Showstar - Name change from Certoex Holdings, Inc. to Showstar Entertainment Corporation to Showstar Online.com, Inc.*

        3.5 - Amended Articles of Incorporation (filed with Definitive Proxy Statement on August 17, 2000)

        3.6 - Amended Bylaws (filed with the Definitive Proxy Statement on August 17, 2000)

        4.1 - Convertible Note

        4.2 - Convertible Note

        10.1 - Content Licensing Agreement with National Register Publishing, a division of Reed Elsevier, Inc.*

        10.2 - Supplier Agreement - Leiberman's Gallery, LLP*

        10.3 - Agreement dated October 29, 2000 regarding Proposed China Joint Venture*

        10.4 - John Punzo Employment Contract dated May 27, 1999*

        10.5 - Oil and Gas Purchase Agreement between Sonoran Energy, Inc. and Longbow, LLC for Emjayco Glide #33 Lease (dated October 5, 2002)(1)

        10.6 - Oil and Gas Purchase Agreement between Sonoran Energy, Inc. and Longbow, LLC for Keystone/Deer Creek Property (dated October 5, 2002)(21)

        10.7 - Deer Creek Property Purchase Agreement (dated February 7, 2003)*

        10.8 - Denverton Creek/Malton Black Butte/Maine Prairie/Lambie Ranch Field Property Purchase Agreement (dated March 1, 2003)(1)

        10.9 - Services Agreement between Sonoran and Paradigm (Punzo)(1)

       10.10 - Oil and Gas Lease Purchase Agreement between Sonoran Energy, Inc. and Zenith Finance Ltd., dated January 16, 2004 (2)

        10.11 - Oil and Gas Lease Purchase Agreement between Sonoran Energy, Inc. and Harvest Worldwide LLC, dated November 2, 2003 (2)

        10.12 - Oil and Gas Lease Purchase Agreement between Sonoran Energy, Inc. and Harvest Worldwide LLC, dated January 31, 2004  (2)

        10.13 - Oil and Gas Lease Purchase Agreement between Sonoran Energy, Inc. and BPR Energy, Inc., dated January 22, 2004  (2)

        10.14 - Oil and Gas Lease Purchase Agreement between Sonoran Energy, Inc. and Summitt Oil & Gas, Inc., dated January 20, 2004 (2)

        10.15 - Share Purchase Agreement between Sonoran Energy, Inc. and Bond Energy, Inc. (with addenda), dated January 22, 2004 (2)

        14.1 - Code of Ethics

        31.1 - Rule 13a-14a/15d-14(a) Certification by Chief Executive Officer

        31.2 - Rule 13a-14a/15d-14(a) Certification by Chief Financial Officer

        32.1 - Section 1350 Certification by Chief Executive Officer

        32.2 - Section 1350 Certification by Chief Financial Officer

* Incorporated by reference (filed with Company's Form 10-SB on January 14, 2000).

(1) Incorporated by reference (filed with Form 10KSB for the year ended April 30, 2003)

(2) Incorporated by reference (filed with Form 10QSB for the quarter ended January 31, 2004)

All Documents listed below are incorporated by reference to the Company's Form 8-K as filed with the SEC on October 21, 2004:

4.1	Standby Equity Distribution Agreement, dated October 18, 2004, between Cornell Capital Partners, LP and Sonoran Energy, Inc.
4.2	Registration Rights Agreement, dated October 18, 2004, by and between Sonoran Energy, Inc. and Cornell Capital Partners, LP, in connection with the Standby Equity Distribution Agreement.
4.3	Escrow Agreement, dated October 18, 2004, by and between Sonoran Energy, Inc., Cornell Capital Partners, LP and Butler Gonzalez LLP, in connection with the Standby Equity Distribution Agreement.
4.4	Placement Agent Agreement, dated October 18, 2004, by and among Sonoran Energy, Inc., Newbridge Securities Corporation and Cornell Capital Partners, L.P.
4.5	$425,000 principal amount Compensation Debenture, due October 18, 2007, issued to Cornell Capital Partners, LP, in connection with the Standby Equity Distribution Agreement.
4.6	Securities Purchase Agreement, dated October 18, 2004, by and among Sonoran Energy, Inc. and Cornell Capital, LP
4.7	Form of 5% Secured Convertible Debenture
4.8	Security Agreement, dated October 18, 2004 between Sonoran Energy, Inc. and Cornell Capital Partners, LP, in connection with Security Purchase Agreement
4.9	Investor Registration Rights Agreement, dated October 18, 2004 by and between Sonoran Energy, Inc. and Cornell Capital Partners, LP, in connection with Security Purchase Agreement
4.10	Escrow Agreement, dated October 18, 2004, by and between Sonoran Energy, Inc., Cornell Capital Partners, LP and Butler Gonzalez LLP, in connection with the Security Purchase Agreement
4.11	Form of Warrant to Purchase common stock, in connection with Securities Purchase Agreement

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in London, England on November 23, 2004.

SONORAN ENERGY, INC.

                                                                                                                                                                                                                    By:  /s/ Peter Rosenthal

                                                                                                                                                                            Peter Rosenthal

                                                                                                                                                               President, Chief Executive Officer and Director

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Peter Rosenthal Peter Rosenthal	President/CEO/Director	November 23, 2004
/s/ Christopher Pitman Christopher Pitman	Director	November 23, 2004
/s/ Mehdi Varzi Mehdi Varzi	Director	November 23, 2004
/s/ Charles Waterman Charles Waterman	Director	November 23, 2004
/s/ Rasheed Rafidi Rasheed Rafidi	Director/CFO	November 23, 2004
/s/ Ala Nuseibeh Ala Nuseibeh	Vice President	November 23, 2004
/s/ Russ Costin Russ Costin	Director/Controller	November 23, 2004